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                                                                [CONFORMED COPY]

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                                 PURCHASE AGREEMENT
                                    by and between
                              COLGATE-PALMOLIVE COMPANY,
                                         and
                            CANDLE CORPORATION OF AMERICA
                                     dated as of
                                  September 30, 1997

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



                                  PURCHASE AGREEMENT

                                  TABLE OF CONTENTS



                                                               Page
                                                              Number

    ARTICLE I      CERTAIN DEFINITIONS                           1

    ARTICLE II     CLOSING                                      11

         2.1       Procedures                                   11
         2.2       Closing of the Purchase                      12
         2.3       Time and Place of Closing                    20
         2.4       Deposit of Funds                             20

    ARTICLE III    REPRESENTATIONS AND WARRANTIES OF SELLER     21

         3.1       Authorization; No Conflicts; etc.            21
         3.2       Financial Information                        23
         3.3       Title to Assets; Sufficiency of Assets       23
         3.4       Litigation; Orders                           25
         3.5       Intellectual Property                        25
         3.6       Licenses, Approvals, Other Authorizations,
                      Consents, Reports, etc.                   26
         3.7       Labor Matters                                27
         3.8       Compliance with Laws                         27
         3.9       Compliance with Contracts                    28
         3.10      Employee Benefit Plans                       28
         3.11      Brokers, Finders, etc.                       31
         3.12      Customers and Suppliers                      31
         3.13      Schedules and Exhibits                       31
         3.14      No Implied Representation; Disclaimer of
                   Warranties                                   32
         3.15      Construction of Certain Provisions           32

    ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF BUYER      33

         4.1       Incorporation; Authorization; No
                   Conflicts; etc.                              33
         4.2       Brokers, Finders, etc.                       35


         4.3       Licenses, Approvals, Other Author-
                     izations, Consents, Reports, etc.          35

                                                               Page
                                                              Number

         4.4       Availability of Funds                        35
         4.5       No Outside Reliance                          36
         4.6       Knowledge Regarding Representations          36
         4.7       Litigation; Orders                           36

    ARTICLE V      COVENANTS OF SELLER AND BUYER                36

         5.1       Investigation of Business; Access
                     to Properties and Records; Records
                   Retention; Phase II Review                   36
         5.2       Efforts; Obtaining Consents                  41
         5.3       Further Assurances                           43
         5.4       Conduct of Business                          43
         5.5       Public Announcements                         46
         5.6       Intercompany Accounts                        46
         5.7       Performance of Obligations                   47
         5.8       Insurance                                    47
         5.9       Additional Covenant Regarding
                   Intellectual Property                        48
         5.10      Exclusivity                                  48
         5.11      Transition                                   49
         5.12      Product Returns                              50
         5.13      Nonassignable Contracts and Permits          51
         5.14      Covenant Not to Compete                      52
         5.15      Non-Solicitation                             53
         5.16      Confidentiality                              54
         5.17      Inventory                                    55
         5.18      Warehouse                                    55
         5.19      Sales and Promotions During Last Two Months  55
         5.20      Pre-Closing Costs                            56
         5.21      Capital Expenditure Projects                 56

    ARTICLE VI     EMPLOYEE BENEFITS                            57

         6.1       Buyer's Obligations                          57
         6.2       Employment and Severance Agreements          57
         6.3       Annual and Long-Term Incentive Plans         58
         6.4       Benefit Plans                                59
         6.5       Miscellaneous                                61

                                                               Page
                                                              Number
    ARTICLE VII    CONDITIONS OF BUYER'S OBLIGATION
                     TO CLOSE                                   62

         7.1       Representations, Warranties and
                        Covenants of Seller                     63
         7.2       Filings; Consents; Waiting Periods           63
         7.3       No Injunction                                63
         7.4       Other Agreements                             63

    ARTICLE VIII   CONDITIONS TO SELLER'S OBLIGATION
                        TO CLOSE                                64

         8.1       Representations, Warranties and
                        Covenants of Buyer                      64
         8.2       Filings; Consents; Waiting Periods           64
         8.3       No Injunction                                65
         8.4       Resale Certificates                          65

    ARTICLE IX     SURVIVAL; INDEMNIFICATION                    65

         9.1       Survival; Sole Remedy                        65
         9.2       Indemnification by Buyer or Seller           66
         9.3       Third Party Claims                           70

    ARTICLE X      TAX MATTERS                                  71

         10.1      Tax Indemnification by Seller                71
         10.2      Tax Indemnity and Covenant by Buyer          71
         10.3      Allocation of Certain Taxes                  72
         10.4      Filing Responsibility                        73
         10.5      Refunds                                      74
         10.6      Cooperation and Exchange of Information      75

    ARTICLE XI     TERMINATION                                  79

         11.1      Termination                                  79
         11.2      Procedure and Effect of Termination          79

    ARTICLE XII    MISCELLANEOUS                                80

         12.1      Counterparts                                 80
         12.2      Governing Law                                80
         12.3      Entire Agreement; No Third Party
                   Beneficiaries                                81
         12.4      Expenses                                     81
         12.5      Notices                                      81
         12.6      Successors and Assigns                       83
         12.7      Headings; Definitions                        83

                                                               Page
                                                              Number

         12.8      Consent to Jurisdiction                      83
         12.9      Amendments and Waivers                       84
         12.10     Interpretation                               84
         12.11     Severability                                 85
         12.12     No Consequential Damages                     85

SCHEDULES AND EXHIBITS


Schedule 2.2(a)       Allocation of Purchase Price and
                      Liabilities
Schedule 2.2(b)(i)    Real Property, Improvements and
                      Fixtures
Schedule 2.2(b)(ii)   Personal Property
Schedule 3.1(b)       Conflicts, Violations and
                      Defaults
Schedule 3.2          Financial Information
Schedule 3.3          Owned Real Property
Schedule 3.4          Litigation
Schedule 3.5          Intellectual Property
Schedule 3.6(a)       Governmental Licenses and Permits
Schedule 3.6(b)       Consents, Approvals and Notifications
Schedule 3.7          Labor Matters
Schedule 3.8          Environmental Matters
Schedule 3.9          Contracts
Schedule 3.10(a)      Compensation Benefit Plans
Schedule 3.10(b)      Benefit Plan Compliance
Schedule 3.10(c)      Pension Plan Compliance
Schedule 4.3          Consents, Approvals and
                      Notifications
Schedule 5.1(b)       Phase II Environmental Review -
                      Scope of Work
Schedule 5.4          Estimated Capital Expenditures
Schedule 5.11(b)      Transition Services
Schedule 5.17         Description of Certain Product
                      Inventory
Schedule 6.2          Severance Policy
Schedule 6.4          Proposed Benefit Plans

Exhibit A             Form of Assignment and License
                      Agreement
Exhibit B             Form of Omnibus Assignment

                                  PURCHASE AGREEMENT


         THIS PURCHASE AGREEMENT (the "Agreement"), dated as of September 30, 1997, is by and between Colgate-Palmolive Company, a Delaware corporation ("Seller"), and Candle Corporation of America, a New York corporation ("Buyer").

         WHEREAS, Buyer desires to purchase and assume from Seller, and Seller desires to cause to be sold to and assumed by Buyer, all of the assets held by Seller as of the Closing Date set forth in Section 2.2(b) hereto and all of the liabilities of Seller as of the Closing Date set forth in Section 2.2(d) hereto, upon the terms and subject to the conditions set forth herein (the sale and purchase of the Assets and the assumption of the Liabilities being referred to herein as the "Purchase").

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

                                      ARTICLE I
                                 Certain Definitions

         As used in this Agreement the following terms shall have the following respective meanings:

         "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Affiliate" shall mean any natural person, and any corporation, partnership or other entity, that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control with the party specified.

         "Assets" shall have the meaning set forth in Section 2.2(b) hereof.

         "Benefit Plans" shall have the meaning set forth in
Section 3.10(a) hereof.

         "Business" shall mean the business of manufacturing and marketing self-contained and portable cooking and heating fuels conducted as of the date hereof by the division of Seller known as the "Institutional Products Division".

         "Buyer" shall mean Candle Corporation of America, a New York corporation.

         "Buyer DC Plan" shall have the meaning set forth in
Section 6.4(b)(i) hereof.

         "Buyer's Health Plans" shall have the meaning set forth in Section 6.4(c) hereof.

         "Buyer Indemnified Parties" shall have the meaning set forth in
Section 9.2(b) hereof.

         "Closing" shall mean the consummation of the Purchase in accordance with Article II hereof.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

         "Continuing Affiliate" shall mean Seller and any direct or indirect Subsidiary of Seller.

         "Covered Liabilities" shall mean any and all losses, liabilities, claims, damages (including punitive, consequential or treble damages to the extent available under applicable law), obligations, liens, assessments, judgments, awards and fines (including, without limitation, those arising out of any pending or threatened Action, including any settlement or compromise thereof) and any reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses incurred in connection with any pending or threatened Action).

         "Current Employees" shall have the meaning set forth in Section 6.1(a) hereof.

         "Deposit" shall have the meaning set forth in Section 2.4 hereof.

         "Employees" shall have the meaning set forth in Section 3.10(a) hereof.

         "Encumbrances" shall mean any lien, claim, charge, security interest, option, mortgage, pledge or other legal or equitable encumbrance.

         "Environmental Laws" shall mean all United States federal, state or local statutes, laws, rules, regulations or ordinances in effect and in each case as amended as of the Closing relating to (a) pollution of the environment,
(b) a Release or threatened Release of Hazardous Materials or (c) the manufacture, handling, storage, transport or disposal of Hazardous Materials, including, without limitation, CERCLA; The Emergency Planning and Community Right to Know Act of 1986; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the Clean Water Act, 33 U.S.C. Sections 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq.; the Atomic Energy Act, 42 U.S.C. Sections 2011 et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.

         "Environmental Permits" shall mean all permits, approvals, identification numbers, licenses and other authorizations required under applicable Environmental Laws.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

         "Excluded Assets" shall have the meaning set forth in Section 2.2(c) hereof.

         "Excluded Liabilities" shall have the meaning set forth in Section 2.2(d) hereof.

         "Financial Information" shall have the meaning set forth in Section 3.2(a) hereof.

         "Governmental Authority" shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, or any regulatory or administrative agency or instrumentality thereof, or any court or arbitrator, in each case in the United States, whether federal, state or local.

         "Hazardous Materials" shall mean (a) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under applicable Environmental Laws; and (b) any petroleum or petroleum products, natural or synthetic gas, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, and radon.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Income Taxes" shall mean all taxes based upon or measured by income.

         "IRS" shall mean the Internal Revenue Service.

         "Law" shall have the meaning set forth in Section 3.1(b) hereof.

         "Liabilities" shall have the meaning set forth in Section 2.2(d) hereof.

         "License Agreement" shall mean the assignment and license agreement to be dated as of the Closing Date between Buyer and Seller, the form of which is attached as Exhibit A.

         "Licenses" shall have the meaning set forth in Section 3.6(a) hereof.

         "Material Adverse Effect" shall mean any change or condition that would (i) result (after taking into account insurance recovered in respect thereof) in a material diminution in the value of the Business or (ii) materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

         "Notice" shall have the meaning set forth in Section 9.2(c) hereof.

         "Orders" shall have the meaning set forth in Section 3.4 hereof.

         "Parent" shall mean Blyth Industries, Inc., a Delaware corporation.

         "PBGC" shall have the meaning set forth in Section 3.10(c) hereof.

         "Pension Plan" shall have the meaning set forth in Section 6.4(a)(ii) hereof.

         "Permitted Encumbrances" shall have the meaning set forth in Section
3.3 hereof.

         "Pre-Closing Costs" shall have the meaning set forth in Section 15.20 hereof.

         "Purchase" shall have the meaning set forth in the "Whereas" clause appearing at the beginning of this Agreement.

         "Purchase Price" shall mean $70,000,000, representing the aggregate cash consideration to be paid by Buyer for the Assets pursuant hereto.

         "Release" shall mean disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping or placing and like actions, into or upon any land, water or air, or otherwise entering into the environment.

         "License Rights" shall mean the license rights granted to Seller under the License Agreement.

         "Returns" shall mean returns, reports and forms required to be filed with any federal, state, local or foreign taxing authority.

         "Seller" shall mean Colgate-Palmolive Company, a Delaware corporation.

         "Seller DC Plan" shall have the meaning set forth in Section 6.4(b)(i) hereof.

         "Seller Indemnified Parties" shall have the meaning set forth in
Section 9.2(a) hereof.

         "Services" shall have the meaning set forth in Section 3.3(b) hereof.

         "Shared Contract" shall mean a contract, agreement or other commitment of Seller involving, but not related exclusively to, the Business.

         "Subsidiary" shall mean a corporation more than 50% of the voting power of the outstanding voting securities of which is directly or indirectly owned by any other corporation.

         "Tax Audit" shall have the meaning set forth in Section 10.6(c) hereof.

         "Taxes" shall mean all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest, penalties or statutory additions imposed with respect thereto. In the case of Taxes (i) for which Buyer is indemnified under Section 10.1 and (ii) with respect to which Buyer is responsible for filing the Returns pursuant to Section 10.4(b), "Taxes" shall not include any interest or penalties attributable to the late filing of a Return, the late payment of a Tax, the failure to make timely estimated Tax payments to the extent such payments are due after the Closing Date, or the tax treatment of items with respect to that portion of the taxable period beginning on or after the Closing Date.

         "Tax Laws" shall mean the Code, federal, state, county, local, or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

         "Taxing Authority" shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

         "Third Parties" shall have the meaning set forth in Section 5.10 hereof.

         "Transferred Intellectual Property" shall have the meaning set forth in Section 2.2(b)(vi) hereof.

         "Transition Services Agreement" shall mean the transition services agreement to be dated as of the Closing Date between Buyer and Seller in form and substance reasonably satisfactory to each of Buyer and Seller.

         "U.S. Benefit Plans" shall have the meaning set forth in Section 3.10(b) hereof.

         "U.S. Employees" shall have the meaning set forth in Section 3.10(b) hereof.

         "U.S. Pension Plan" shall have the meaning set forth in Section 3.10(c) hereof.

         "Welfare Plans" shall have the meaning set forth in
Section 6.4(d) hereof.

                                      ARTICLE II
                                       Closing

         Section 2.1. Procedures. (a) At the Closing, Seller shall deliver to Buyer the following: (i) a certificate dated the Closing Date and validly executed on behalf of Seller to the effect that the condition set forth in
Section 7.1 shall have been satisfied; (ii) a copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller, and a certificate of its secretary or assistant secretary, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect; and (iii) evidence or copies of any consents, approvals, orders, qualifications or waivers required pursuant to Section 7.2.

         (b) At the Closing, Buyer shall deliver to Seller the following: (i) a certificate dated the Closing Date and validly executed on behalf of Buyer to the effect that the condition set forth in Section 8.1 shall have been satisfied; (ii) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of its secretary or assistant secretary, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect; and (iii) evidence or copies of any consents, approvals, orders, qualifications or waivers required pursuant to Section 8.2.

         Section 2.2. Closing of the Purchase. (a) The Closing shall occur as soon as practicable following the satisfaction or waiver of the conditions set forth in this Agreement including, without limitation, Section 2.1 and Articles VII and VIII hereof. At the Closing, (i) Seller will sell and Buyer will purchase the Assets; (ii) Buyer will assume and will pay, perform and discharge when due, and will indemnify Seller Indemnified Parties against and hold each of them harmless from, the Liabilities; and (iii) Buyer and Seller will execute the License Agreement and the Transition Services Agreement. In payment for the Assets, simultaneously with the delivery by Seller of such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the sale and transfer to Buyer of the Assets (it being understood that such instruments shall not require the Continuing Affiliates to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement), Buyer will (A) wire transfer $70,000,000 (seventy million dollars) (the "Purchase Price"), less the Deposit and accrued interest thereon, in immediately available funds to the account or accounts specified by Seller and (B) deliver instruments of assumption in form and substance reasonably satisfactory to Seller and its counsel evidencing and effecting the assumption by Buyer of the Liabilities and such other documents as are specifically required by this Agreement.
         With respect to the Transferred Intellectual Property, Buyer and
Seller agree that an omnibus assignment, the form of which is attached hereto as Exhibit B, will be delivered at Closing, and that Seller will execute or cause to be executed after Closing such additional documents as Buyer may prepare and request from time to time to enable Buyer to record the transfer of ownership of individual trademarks and patents with the applicable governmental agencies, including, but not limited to, powers of attorney, deeds of assignment, affidavits or declarations, it being understood that the cost of preparing and recording such additional documents shall be borne by Buyer.

         The Purchase Price and the Liabilities shall be allocated among the Assets as set forth in Schedule 2.2(a) attached hereto. Seller and Buyer acknowledge that the allocations set forth in Schedule 2.2(a) were bargained for and negotiated, and Seller and Buyer agree to prepare and file all Returns in a manner consistent with the provisions hereof and Schedule 2.2(a). Seller and Buyer shall each provide to the other for review a copy of its report with respect to this transaction pursuant to Section 1060 of the Code at least ten
(10) business days prior to its submission to the IRS. Such reports shall be consistent with the allocations of the Purchase Price and the Liabilities contained in Schedule 2.2(a).

         (b) The assets to be sold to Buyer by Seller pursuant to this Agreement shall include all of Seller's right, title and interest in, to and under all of the tangible and intangible assets used exclusively in, or held for use exclusively in connection with, the Business by Seller, other than Excluded Assets, including without limitation the assets described in Sections 2.2(b)(i) through 2.2(b)(viii) hereof (collectively, the "Assets"):

    (i) all real property, real property leasehold interests, improvements and fixtures which are listed in Schedule 2.2(b)(i) hereto;

    (ii) all machinery, equipment, vehicles, spare parts, furniture and other tangible personal property which are listed in Schedule 2.2(b)(ii) hereto, except for any such items which are used or disposed of in the ordinary course of business between the date hereof and the Closing Date;

    (iii) all raw materials, supplies, work-in-process and finished product inventory existing as of the close of business on the Closing Date;

    (iv) all contracts, agreements, personal property leases and other commitments relating exclusively to the Business, or, if a Shared Contract, to the extent related to the Business, as of the Closing Date (subject to all the terms thereof, including, without limitation, any condition or restriction on the assignment thereof);

    (v) all books and records exclusively relating to the Business existing as of the Closing Date (provided that Seller shall have the right to retain copies thereof);

    (vi)   the patents (subject to the License Rights) and trademarks listed in
           Schedule 3.5 (the "Transferred Intellectual Property");

    (vii)  all Licenses issued to or held by Seller as of the Closing
           Date and used exclusively in connection with the operation of the Business to the extent such Licenses may be assigned to Buyer; and

    (viii) all other assets of every kind and nature whatsoever, tangible or intangible, real, personal or mixed and wherever located (other than the Excluded Assets) exclusively relating to the Business, except any such assets which are used or disposed of in the ordinary course of business between the date hereof and the Closing Date.

    Promptly after the date hereof, Seller will deliver to Buyer a list of the Assets, if any, located at Seller's Piscataway research and development facility. Seller may retain possession of such Assets after the Closing as necessary to fulfill its obligations under the Transition Services Agreement. Seller will deliver such Assets to Buyer upon the termination of the Transition Services Agreement or such earlier date as Buyer and Seller may agree.

      (c) Anything to the contrary herein notwithstanding, the Assets shall not include any of the following (the "Excluded Assets"):

      (i) All causes of action, rights or claims for the benefit of the Continuing Affiliates arising prior to the Closing Date relating to the Business;

     (ii) All cash and cash equivalents held by Seller as of the Closing Date;

    (iii) all accounts receivable of Seller arising out of the Business and existing as of the close of business on the Closing Date;

     (iv) All receivables from any other Continuing Affiliate; and

    (v) All assets used by Seller in the conduct of its businesses other than the Business, other than Shared Contracts to the extent assigned hereunder.

    (d) Except for the Liabilities, Buyer shall not assume from Seller any liabilities or obligations by virtue of the transactions contemplated hereby, and except to the extent expressly set forth in this Section 2.2 or elsewhere in this Agreement, Buyer shall have no liability for any other liabilities or obligations of Seller and its affiliates of any kind, character or description whatsoever (the "Excluded Liabilities").

    The liabilities and obligations to be assumed by Buyer from Seller pursuant to this Agreement shall consist only of the following specified liabilities (collectively, the "Liabilities"):

    (i) subject to Section 5.12 with respect to product returns, liability for obligations under all contracts, agreements, personal property leases and commitments relating exclusively to the Business and under all Shared Contracts to the extent they are assigned to Buyer pursuant to
         Section 2.2(b)(iv) hereof, in each case with respect to the period commencing at the Closing and continuing thereafter;

    (ii) the liabilities relating to Employees which are specified to be assumed by Buyer in Article VI hereof;

   (iii) subject to Section 5.1(d)and Section 9.2(b)(iii), all liabilities relating to the environmental condition of real property included in the Assets;

    (iv) all liabilities relating to product liability claims in connection with the products of the Business where the date of the event or occurrence which is the basis of the claim occurs more than 60 days after the Closing Date, provided, however, that Buyer shall not assume any such liability as to which (A) Buyer can demonstrate by clear and convincing evidence that the product involved was manufactured by Seller prior to the Closing Date and (B)(i) Buyer can demonstrate by clear and convincing evidence that a manufacturing defect in the product caused the injury or damage which is the subject of the product liability claim or (ii) a jury or judge, in a non-appealable finding of fact, determines that a manufacturing defect in the product caused the injury or damage which is the subject of the product liability claim;

    (v) all liabilities relating to product liability claims in connection with the products of the Business where the date of the event or occurrence which is the basis of the claim occurs in the first 60-day period after the Closing Date where (A) Seller can demonstrate by clear and convincing evidence that the product involved was manufactured by Buyer after the Closing Date and

         (B)(i) Seller can demonstrate by clear and convincing evidence that a manufacturing defect in the product caused the injury or damage which is the subject of the product liability claim or (ii) a jury or judge, in a non-appealable finding of fact, determines that a manufacturing defect in the product caused the injury or damage which is the subject of the product liability claim;

    (vi) all liabilities relating to occupational health and safety claims of employees of the Business (including claims relating to occupational disease) where the date of the event or occurrence which is the basis of the claim occurs or continues after the Closing; provided that, in the event that such event or occurrence commences prior to the Closing and continues after the Closing, Seller and Buyer shall share any liabilities relating to such event or occurrence on an equitable basis in accordance with applicable insurance industry practice or as Seller and Buyer shall otherwise mutually agree;

   (vii) all liabilities accruing on or after the Closing Date relating to capital expenditure projects initiated or committed to by Seller prior to the Closing Date in accordance with the current capital expenditure plan for the Business, to the extent such capital items are delivered or completed on or after the Closing Date; which capital expenditures from September through

         December, 1997 are currently estimated to be substantially as described in Schedule 5.4; and

  (viii) all other liabilities relating to ownership of the Assets or the operation of the Business with respect to the period commencing at the Closing and continuing thereafter.

         Section 2.3. Time and Place of Closing. The Closing shall take place on the Closing Date at 10:00 A.M., New York City time, at the offices of Seller, New York, New York.

         Section 2.4. Deposit of Funds. Concurrently with the execution of this Agreement, Buyer has deposited with Seller, by wire transfer in immediately available funds to an account of Seller held in the name of "Colgate-Palmolive Company" at Citibank, N.A. - New York (ABA# 021000089, account# 00125751), the sum of $15,000,000 as a deposit toward the Purchase Price (the "Deposit"). Except as provided in the next sentence, the Deposit is non-refundable. If the Closing does not occur as a result of (i) the failure of any Governmental Authority to grant the approvals required under the HSR Act, despite Buyer's compliance with Section 5.2(a)(iv), or (ii) the failure of any of the conditions set forth in Article VII to be satisfied, other than as a result of Buyer's breach of its obligations hereunder, Seller shall refund the Deposit, together with any interest accrued thereon, to Buyer. The Deposit shall bear interest at the rate of 7% per annum.

                                     ARTICLE III

                       Representations and Warranties of Seller

         Seller hereby represents and warrants to Buyer as follows:

         Section 3.1.   Authorization; No Conflicts; etc.
(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now being conducted. Seller has full corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery hereof by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

         (b) The execution and delivery of this Agreement by Seller and the consummation by it of the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation or by-laws of Seller, (ii) except as disclosed in Schedule 3.1(b), violate any provision of, or constitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, cancellation or acceleration of (or entitle any party to accelerate whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of the Assets pursuant to, any note, bond, debt instrument, mortgage, indenture, lien, lease, agreement or other instrument, or any judgment, injunction, order or decree to which Seller is a party or by which it is bound, or (iii) except as disclosed in Schedule 3.1(b), violate or conflict with any United States (federal, state or local) law, statute, ordinance, rule or regulation ("Law") applicable to Seller, or by which any of its properties or assets is bound, except, in the case of either of clauses (ii) and (iii), for any such violations, defaults, rights or restrictions that would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 3.2. Financial Information. (a) Schedule 3.2 sets forth certain financial data, specifically (i) operating profit of the Business for the year ended December 31, 1996 and the six-month period ended June 30, 1997 and (ii) data regarding the assets being sold dated as of June 30, 1997 (together, the "Financial Information").

         (b) The Financial Information has been derived from the accounting books and records of Seller, is accurate in all material respects and is fairly presented for the respective periods covered thereby or then ended, except as provided in the Financial Information. Except as set forth on
Schedule 3.2, the accounting standards used in preparing the Financial Information are in accordance with the standards applied by Colgate-Palmolive Company in preparing its consolidated financial statements.

         (c) Since December 31, 1996, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Business.

         Section 3.3.   Title to Assets; Sufficiency of Assets. (a) Schedule
3.3 contains a list of all real property owned by Seller and included in the Assets. Except as set forth in Schedule 3.3, with respect to the Assets, Seller has and will deliver to Buyer at Closing, (a) good and marketable fee title to all real property owned by it, and (b) good, valid and marketable title to (or good and valid leasehold interests in) all of the other Assets, in each case free and clear of all Encumbrances, except (i) liens for current taxes or other governmental assessments or charges not yet due and payable or being contested in good faith, (ii) Encumbrances which would not have a Material Adverse Effect, and (iii) other Encumbrances which will have been discharged prior to Closing (the exceptions described in the foregoing clauses (i), (ii) and (iii) being referred to herein as "Permitted Encumbrances"). All material structures and other improvements located on such real property reasonably necessary for the conduct of the Business as presently conducted, are in satisfactory operating condition and repair, subject to ordinary wear and tear except in such instances where the poor condition would not have a Material Adverse Effect.

         (b) Buyer understands that Seller does not operate the Business as a stand alone entity, and that Seller provides services of the following types to the Business: general management, sales administration, finance administration, marketing, research and development, distribution planning and services, customer service, information technology, order processing, legal, insurance, human resources, accounts payable, accounts receivable and collection services (the "Services"). Except for assets used to provide the Services, immaterial assets, cash and accounts receivable, the Assets represent all the assets, including manufacturing know-how, technology and processes, reasonably necessary to operate the Business as it exists today in the ordinary course.

         Section 3.4. Litigation; Orders. Except as disclosed in Schedule 3.4, there are no Actions pending or, to Seller's knowledge, threatened by or before any Governmental Authority against Seller that (a) involve a claim by or against Seller of more than $100,000, (b) seek any injunctive relief or (c) relate to the transactions contemplated by this Agreement. Except as disclosed in Schedule 3.4, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards rendered by any Governmental Authority (collectively, "Orders") against Seller or any of its properties or businesses that would, individually or in the aggregate, have a Material Adverse Effect.

         Section 3.5. Intellectual Property. Schedule 3.5 lists all patents and trademarks and pending applications with respect thereto owned, used or filed by or licensed to Seller in connection with the Business. To Seller's knowledge, except as disclosed in Schedule 3.5, no claims which would, individually or in the aggregate, have a Material Adverse Effect have been asserted by any person (a) challenging the ownership, validity or enforceability of any of the patents and trademarks or applications therefor listed on Schedule 3.5, (b) to the effect that the manufacture, sale or use of any product as now manufactured, sold or used by the Business or the use of any process to manufacture any such products infringes on any patents or (c) against the use by the Business of any trademarks, technology, know-how or processes necessary to the Business.

         Section 3.6. Licenses, Approvals, Other Authorizations, Consents, Reports, etc. (a) Except as disclosed in Schedule 3.6(a), Seller has all governmental licenses, permits, franchises, approvals and other authorizations of any Governmental Authority (the "Licenses") necessary to own, lease and operate its properties and to enable it to carry on the Business as presently conducted except for those Licenses, the lack of which would not have a Material Adverse Effect. Except as disclosed in Schedule 3.6(a), all such Licenses are in full force and effect except where the failure to be in full force and effect would not have a Material Adverse Effect. To Seller's knowledge, except as disclosed in Schedule 3.6(a), no proceeding is pending seeking the revocation or limitation of any such License that would have a Material Adverse Effect.

         (b) Schedule 3.6(b) lists all consents, approvals, registrations, filings, applications, notices, orders, authorizations, qualifications and waivers required to be made, filed, given or obtained by Seller with, to or from any persons or Governmental Authorities in connection with the consummation of the Purchase and the other transactions contemplated by this Agreement, except for those (i) that become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates, or (ii) the failure to make, file, give or obtain which would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 3.7. Labor Matters. There are no collective bargaining agreements with labor unions or associations representing employees of Seller employed in connection with the Business. No material work stoppage against Seller is pending or, to Seller's knowledge, threatened. Except as set forth in Schedule 3.7, Seller is not involved in or, to Seller's knowledge, threatened with any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of Seller employed in connection with the Business (excluding routine workers' compensation claims) that would have a Material Adverse Effect.

         Section 3.8. Compliance with Laws. (a) To Seller's knowledge, the conduct of the Business substantially complies with all Laws and Orders applicable thereto, except for violations or failures so to comply, if any, that would not have a Material Adverse Effect.

         (b) Except as set forth on Schedule 3.8, Seller is in compliance in all material respects with all applicable Environmental Laws and has obtained all required Environmental Permits. Except as described in Schedule 3.8, Seller has not received written notice from any United States Governmental Authority of any alleged material violation by Seller of any Environmental Law in connection with the Business. Except as described in Schedule 3.8, to the knowledge of Seller, Seller has not received written notice of any fact, event or condition relating to any Release attributable to the Business of any Hazardous Material into the environment (other than pursuant to an Environmental Permit) which would result in a material violation of Environmental Law. To the knowledge of Seller, Seller has no material liability under any Environmental Law or relating to any Release attributable to the Business of any Hazardous

Material into the environment (other than pursuant to an Environmental Permit).

         Section 3.9. Compliance with Contracts. Schedule 3.9 contains a list of all contracts, leases, agreements or understandings, to be transferred to, and assumed by, Buyer pursuant to Section 2.2(b)(iv) hereof which are material to the Business. Each of such contracts, leases, agreements and understandings is in full force and effect and (i) neither Seller nor, to Seller's knowledge, any other party thereto, has breached or is in default thereunder, (ii) no event has occurred which, with the passage of time or the giving of notice, would constitute such a breach or default, (iii) no claim of material default thereunder has, to Seller's knowledge, been asserted or threatened and (iv) neither Seller nor, to Seller's knowledge, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, would not have a Material Adverse Effect.

    Section 3.10. Employee Benefit Plans. (a) Schedule 3.10(a) lists all material compensation and benefit plans, contracts and arrangements in effect as of the date hereof including, without limitation, all bonus, incentive or deferred compensation, severance pay, pension, profit sharing, savings and thrift and medical and life insurance plans in which any current or former employees of the Business and their respective dependents ("Employees") participate (collectively, "Benefit Plans").

     (b) Except as disclosed in Schedule 3.10(b), all Benefit Plans in which Employees in the United States ("U.S. Employees") participate ("U.S. Benefit Plans") and which are "employee benefit plans", as defined in Section 3(3) of ERISA, in all material respects are in compliance with and have been administered in compliance with all applicable requirements of law, including but not limited to the Code and ERISA, and all contributions required to be made to each such plan under the terms of such plan, ERISA or the Code for all periods of time prior to the date hereof and the Closing Date have been or will be, as the case may be, made or accrued on or before the due dates for such contributions.

     (c) Except as disclosed in Schedule 3.10(c), with respect to any U.S. Benefit Plan which is intended to qualify under Section 401(a) of the Code ("U.S. Pension Plan"), a favorable determination letter as to the qualification under Section 401(a) of the Code has been issued and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and, to Seller's knowledge, no amendment made (or the failure of such amendment to be made) to any U.S. Pension Plan subsequent to the date of such determination letter has adversely affected the qualified status of any such plan. Seller has performed all material obligations required to be performed by it under, and is not in default under or in violation of, the terms of any of the U.S. Pension Plans in any material respect. To the best of Seller's knowledge, neither Seller, nor any other "disqualified person" (as defined in Section 4975 of the Code), has engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code), which could subject any U.S. Pension Plan (or its related trust), Seller or any officer, director or employee of Seller to any material tax or penalty imposed under Section 4975 of the Code; and no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any U.S. Pension Plan. Seller has not incurred, and does not reasonably expect to incur, any material liability to the Pension Benefit Guaranty Corporation (the "PBGC") (except for required premium payments, which payments have been made when due). Except as set forth in Schedule 3.10(c) hereto, Seller has no "accumulated funding deficiencies," as such term is defined in ERISA, whether or not waived, with respect to any U.S. Pension Plan. Except as set forth in Schedule 3.10(c) hereto, the present value of all accrued or vested benefits under each U.S. Pension Plan which is subject to Title IV of ERISA did not, in each case, as of the last applicable valuation date, exceed the fair market value of the assets of the U.S. Pension Plan allocable to such accrued or vested benefits.

    Section 3.11. Brokers, Finders, etc. Seller has not employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee or commission from Buyer in connection with such transactions. Seller is solely responsible for any payment, fee or commission that may be due to Goldman, Sachs & Co. in connection with the transactions contemplated hereby.

    Section 3.12. Customers and Suppliers. Since January 1, 1997, Seller has not received written notice from (i) any third party claiming that there is a material breach on the part of Seller under any material agreement relating to the Business; (ii) any material customer of its intention to return any material amount of inventory of the Business other than in customary amounts in the ordinary course of business; or (iii) any material supplier or customer of its intention materially to reduce its business with the Business by reason of the transactions contemplated by this Agreement or otherwise, and, to Seller's knowledge, since January 1, 1997, none of the actions described in clauses (i) through (iii) above has been threatened.

    Section 3.13. Schedules and Exhibits. Disclosure of any fact or item in any Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears.

          Section 3.14. No Implied Representation; Disclaimer of Warranties. NOTWITHSTANDING ANYTHING CONTAINED IN THIS ARTICLE III OR ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, A SCHEDULE HERETO, OR A CERTIFICATE DELIVERED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE PROPERTIES OR ASSETS OF THE BUSINESS. It is understood that any cost estimates, projections or other predictions contained or referred to in the Schedules hereto and any cost estimates, projections or predictions or any other information concerning the Business contained or referred to in other materials that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or representatives (including without limitation the Confidential Memorandum dated

July 1997) are not and shall not be deemed to be representations or warranties of Seller.

    Section 3.15. Construction of Certain Provisions. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement.


                                      ARTICLE IV
                       Representations and Warranties of Buyer

          Buyer hereby represents and warrants to Seller as follows:

         Section 4.1. Incorporation; Authorization; No Conflicts; etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Buyer has full corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Buyer's obligations hereunder and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings or actions on the part of Buyer or its board of directors are necessary therefor. This Agreement has been duly executed and delivered by Buyer, and, assuming the due execution and delivery hereof by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. The execution, delivery and performance by Buyer of this Agreement will not (a) violate any provision of the certificate of incorporation or by-laws or similar organizational instrument of Buyer or any of its Affiliates, (b) violate any provision of, or constitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, cancellation or acceleration of (or entitle any party to accelerate whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of Buyer's or any of its Affiliates' assets or properties pursuant to, any note, bond, debt instrument, mortgage, indenture, lien, lease, agreement or other instrument, or any judgment, injunction, order or decree to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates is bound, or (c) violate or conflict with any Law applicable to Buyer or any of its Affiliates or by which any of their properties or assets is bound, except, in the case of clauses (b) and (c), for any such violations, defaults, rights or restrictions that would not, individually or in the aggregate, have a material adverse effect on (i) the business or financial condition of Buyer or (ii) the ability of Buyer to consummate the

Purchase or the other transactions contemplated by this Agreement.

         Section 4.2. Brokers, Finders, etc. Buyer has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee or commission from any Continuing Affiliate in connection with such transactions.

         Section 4.3. Licenses, Approvals, Other Authorizations, Consents, Reports, etc. Schedule 4.3 contains a list of all consents, approvals, registrations, filings, applications, notices, orders, authorizations, qualifications or waivers required to be made, filed, given or obtained by Buyer or any of its Affiliates with, to or from any persons or Governmental Authorities in connection with the consummation of the Purchase and the other transactions contemplated by this Agreement, except for those (a) that become applicable solely as a result of the specific regulatory status of Seller or (b) the failure to make, file, give or obtain which would not, individually or in the aggregate, either have a material adverse effect on the business or financial condition of Buyer or prevent the consummation of the Purchase or the other transactions contemplated by this Agreement.


         Section 4.4. Availability of Funds. Buyer has available, and will have available on the Closing Date, sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

         Section 4.5. No Outside Reliance. Buyer has not relied and is not relying upon any statement or representation not made in this Agreement, a Schedule hereto or a certificate to be delivered to Buyer by Seller at the Closing.

         Section 4.6. Knowledge Regarding Representations. Buyer is not aware of any inaccuracy or misstatement in, or breach of, any representation or warranty of Seller contained herein.

         Section 4.7 Litigation; Orders. There are no Actions pending or, to Buyer's knowledge, threatened by or before any Governmental Authority against Buyer that relate to the transactions contemplated by this Agreement. There are no Orders against Buyer or any of its properties or businesses that would prohibit the Purchase or the other transactions contemplated by this Agreement.


                                      ARTICLE V
                            Covenants of Seller and Buyer

         Section 5.1. Investigation of Business; Access to Properties and Records; Records Retention; Phase II Review. (a) (i) After the date hereof, Seller shall afford to representatives of Buyer access to its offices, plants, properties, books, records, distributors, brokers and other non-employee marketing agents during normal business hours, in order that Buyer may have full opportunity to make such investigations as it desires of the affairs of the Business; provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller; and provided, further, that access to Seller's distributors and brokers shall be afforded to Buyer only with the representatives of Seller present. All requests for access to the Business and the offices, plants, properties, books, records, distributors, brokers and other non-employee marketing agents relating thereto shall be made to such representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further understood and agreed that neither Buyer nor its representatives shall contact any of the employees, customers, suppliers, joint venture partners, or other associates or Affiliates of Seller or any of its Subsidiaries, in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of such representatives of Seller as Seller may designate. If, as of the date hereof or at any time hereafter Buyer is aware of or discovers any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon Closing would constitute such a breach, Buyer covenants that it will promptly so inform Seller in writing.

    (ii) After the date hereof, Seller shall prepare financial statements of the Business to be filed by Parent with the Securities and Exchange Commission as a result of the transactions contemplated hereby. Buyer and Parent shall be responsible for all fees, costs and expenses incurred in connection with the preparation of such financial statements. Since the Business is operated by Seller as one product line within a division of a division, it is the understanding of the parties that Parent intends to file a statement of assets to be sold and a statement of operations based on direct, non-allocated costs of the Business in accordance with the current practice and procedure of the staff of the Securities and Exchange Commission in transactions of this type. If Parent determines that it is necessary to seek a waiver from the staff of the Securities and Exchange Commission of the provisions of Regulation S-X relating to financial information of acquired businesses, Seller shall cooperate with Buyer and Parent in developing written support for such request. If Buyer and Parent do not prevail in obtaining such waiver, Seller will prepare the type of financial statements required by the Securities and Exchange Commission.

         (b) Prior to Closing, any information provided to Buyer or its representatives pursuant to this Agreement shall be held by Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement dated July 17, 1997 by and between Seller and Buyer.

         (c) Buyer agrees (i) to hold all of the books and records relating to the Business and delivered to it on the Closing Date pursuant to Section 2.2(b)(v) hereof and not to destroy or dispose of any thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by law, and thereafter, if it proposes to destroy or dispose of any of such books and records, to offer first in writing at least sixty (60) days prior to such proposed destruction or disposition to surrender them to Seller and
(ii) at any time and from time to time following the Closing Date to afford Seller, its accountants and counsel, during normal business hours, upon reasonable request, full access to such books, records and other data and to the employees of Buyer or the Business to the extent that such access may be requested for any legitimate purpose at no cost to Seller (other than for reasonable out-of-pocket expenses).

         (d) Promptly after the date hereof, Seller will cause its environmental engineering consultants, Dames & Moore, to conduct a Phase II environmental review at Seller's Texarkana facility in accordance with the scope of work set forth in the letter, dated September 23, 1997, from Caldwell Engineering, Inc. to Buyer, attached hereto as Schedule 5.1(b); provided, however, that the scope of work shall not include the development of a groundwater surface elevation map with groundwater flow direction referred to in the second paragraph on page 3 of the letter unless there is evidence that such a map is appropriate and necessary given the results of analytical testing and the history and uses of the Texarkana facility and its adjoining properties and, provided, further, that such scope of work shall not include borings through containment areas at the facility unless there is no alternative method to assess the conditions of the environment beneath such containment areas.

         Seller's consultants shall perform the Phase II review at Seller's costs and expense and shall communicate all results of the Phase II review to Buyer. During the performance of the Phase II review, Seller will cause its consultants to hold themselves reasonably available to meet with Buyer's consultants for the purpose of discussing and reviewing the performance of the Phase II review, the data obtained in connection therewith and the results thereof. If such Phase II review demonstrates that the owner or operator of the property is required to perform any environmental clean-up or remediation under Environmental Laws as currently in effect, then, after the Closing, Seller will, at its option, either (i) undertake at its own expense such remediation effort as is necessary to satisfy the requirements of such Environmental Laws or to obtain approval from appropriate governmental authorities, or (ii) ask Buyer to undertake such effort and reimburse Buyer for the out-of-pocket costs reasonably incurred by Buyer to accomplish such remediation, based on a remediation plan approved in advance by Seller. Buyer agrees to grant Seller access to the facility after the Closing to enable it to perform such remediation and cooperate in Seller's preparation and submission to applicable governmental authorities of remediation plans, reports and documents necessary to complete the remediation, such cooperation to include but not be limited to making relevant files and personnel available to Seller. Except as required by law or as necessary to avoid any unreasonable disruption of the operations of the Business, Buyer shall refrain from taking any action that would increase Seller's costs for the environmental remediation, and Seller shall not be responsible for any costs or expenses that result from the breach of this sentence. Seller agrees to use reasonable efforts to avoid disrupting Buyer's operations during such remediation.

    All information learned by Buyer in connection with the Phase II review, including any Phase II report, shall remain subject to the terms of the Confidentiality Agreement, dated July 17, 1997, between Seller and Buyer until the completion of any remediation effort.

         Section 5.2. Efforts; Obtaining Consents. (a) Subject to the terms and conditions herein provided, Seller and Buyer each agree to use all best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with the other in connection with the foregoing, including using all best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, (ii) to obtain all consents, approvals and authorizations that are required to be obtained from any Governmental Authority,
(iii) to prevent the entry of, or to lift or rescind, any Order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to effect all necessary registrations and filings including, but not limited to, filings under the HSR Act and submissions of information requested by Governmental Authorities, and to take, or cause to be taken, all actions necessary in connection therewith, including, in the case of Buyer, proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets used in businesses that are similar to the Business, provided that neither Buyer nor its Affiliates shall be required to refuse to deal with any distributors or customers, as may be required in order (A) to avoid any Governmental Authority commencing, or authorizing its staff to commence, an Action seeking a temporary restraining order, a preliminary or permanent injunction or any other order or decree, the entry of which would have the effect of preventing the Closing, or (B) to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing, and (v) to fulfill all conditions to this Agreement; provided, however, that such cooperation shall not include any obligation of Buyer or Seller to incur unreasonable expense in any one instance, commence any litigation (other than as may be required by clause (iv)(B) above) or offer or grant any unreasonable accommodation (financial or otherwise) to any third party in connection with any of the foregoing; provided, further, that neither Buyer nor Seller shall be obligated to incur aggregate expenses in excess of five percent of the Purchase Price.

         (b) Each party hereto shall promptly inform the other of any material communication from the Federal Trade Commission, the United States Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby. If either party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

         Section 5.3. Further Assurances. Seller and Buyer agree that, from time to time, whether before, at or after the Closing Date, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement, including, without limitation, the transfer of assets and assumption of liabilities contemplated by Article II hereof.

         Section 5.4. Conduct of Business. From the date hereof to the Closing, except as disclosed on Schedule 5.4 or otherwise provided for in, or contemplated by, this Agreement, and except as consented to or approved by Buyer, Seller covenants and agrees that:

         (a) Seller shall operate the Business in the ordinary course in all material respects;

         (b) except in the ordinary course of business, Seller (in connection with the Business) shall not (i) create, incur or assume any indebtedness for money borrowed (including obligations in respect of capital leases); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person if such assumption, guarantee, endorsement or other liability is in each case material to the Business; or (iii) make any material loans, advances or capital contributions to or investments in, any person (except for customary loans or advances to employees);

         (c) except in the ordinary course of business or as required by any Law or contractual obligations or other understandings or arrangements existing on the date hereof, Seller shall not (i) increase in any manner the base compensation of, or enter into or amend any employment, bonus, incentive, severance, consulting, or other compensation agreement with any Current Employee; or (ii) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement applicable to Employees or amend or commit itself to amend any of such plans, funds or similar arrangements in existence on the date hereof so as to increase benefits thereunder;

         (d) except in the ordinary course of business or as required by any Law or contractual obligations existing on the date hereof or as provided for in or contemplated by this Agreement, Seller shall not, in connection with the Business, (i) sell, transfer or otherwise dispose of any of its material assets, (ii) create any new material Encumbrance, other than a Permitted Encumbrance, on its properties or assets, (iii) enter into any material joint venture or partnership (iv) purchase any material amount of assets or securities of any person, or (v) make or incur any material capital expenditures other than in accordance with its current capital expenditure plan for the Business, which capital expenditures from September through December, 1997 are currently estimated to be substantially as described in Schedule 5.4;

         (e) except in the ordinary course of business, Seller will not take any action that is intended to have the effect of discouraging any licensor, customer, representative, supplier or other business associate of the Business from maintaining the same business relationships with Buyer after the Closing as are maintained with Seller prior to the Closing;

         (f) Seller will maintain inventory levels for the Business consistent with past practices in the ordinary course of business in all material respects; and

         (g) Seller shall not agree to take any action prohibited by this
Section 5.4.

         Section 5.5. Public Announcements. Seller and Buyer shall agree upon the text of any initial public announcement of the transactions contemplated by this Agreement. Thereafter, unless required by law or applicable requirements of the New York Stock Exchange, neither Seller nor Buyer nor any agent or Affiliate of either of them will issue any press release or make any public statements concerning the transactions contemplated by this Agreement without the consent of the other party, which shall not be unreasonably withheld.

         Section 5.6. Intercompany Accounts. Notwithstanding the provisions of
Section 5.4 hereof, nothing in this Agreement shall be construed or interpreted to prevent Seller from (i) paying or making regular or special dividends or other distributions to any Continuing Affiliate consisting of cash, marketable securities, commercial receivable or any combination thereof; (ii) making or accepting intercompany advances to, from or with one another or with any Continuing Affiliate or (iii) engaging in any transaction incident to the cash management procedures of Seller, including, without limitation, short-term investments in bank deposits, money market instruments, time deposits, certificates of deposit and bankers' acceptances, incurrence or payment of bank overdrafts and borrowings for working capital purposes and for purposes of providing additional funds to such entities in the ordinary course of business. On or before the Closing, all intercompany and intracompany accounts and contracts between the Business, on the one hand, and the Seller and its Affiliates, on the other hand, shall be canceled without any payment or further liability on the part of the Business or Seller and its Affiliates.

         Section 5.7. Performance of Obligations. From and after the Closing Date, Buyer shall perform and fulfill all of the obligations, liabilities and commitments, whether arising, incurred or existing as of the Closing Date or arising or incurred thereafter, which are included in the Liabilities.

         Section 5.8. Insurance. (a) Buyer shall be responsible for any loss or damage to the Assets which occurs on or after the

Closing Date. Buyer also shall be responsible for all bodily injury, including personal injury, and property damage sustained by third parties on or after the Closing Date involving any of the Assets.

         (b) Buyer shall be responsible for providing statutory Worker's Compensation insurance for work-related injuries and illness sustained by any employee (including any Current Employee) on and after the Closing Date. Seller shall be responsible for providing statutory Worker's Compensation insurance for work-related injuries and illness sustained by any employee (including any Current Employee) prior to the Closing Date.

         (c) Any insurance coverage carried by Seller shall be for the sole benefit of Seller. Neither Buyer nor any Affiliate of Buyer shall have any interest in, claim to or rights under any insurance policies owned by any Continuing Affiliate. Any insurance coverage carried by Buyer shall be for the sole benefit of Buyer. Neither Seller nor any Affiliate of Seller shall have any interest in, claim to or rights under any insurance policies owned by Buyer.

         Section 5.9. Additional Covenant Regarding Intellectual Property.
Buyer shall, and shall cause its Affiliates to, cease use of any corporate logo, name or trademark consisting of, comprising or containing the name "Colgate-Palmolive Company," the name "Institutional Products Division" or any derivative or combination thereof in connection with the sale and distribution of the products of the Business upon the earlier to occur of (i) three months after the Closing Date and (ii) depletion of existing packaging, advertising and other materials bearing any such logo, name or trademark. Except as set forth in this Section 5.9, Buyer and its Affiliates shall have no right to use the name "Colgate-Palmolive Company," the name "Institutional Products Division" or any derivative or combination thereof.

         Section 5.10. Exclusivity. Seller agrees that from and after the date hereof and until the earlier to occur of the Closing or the termination of this Agreement in accordance with Article XI, none of Seller and its Affiliates, nor any of their respective officers, directors, employees, agents, representatives or advisors (including, without limitation, investment bankers, attorneys and accountants), will, directly or indirectly, (i) solicit, initiate or encourage the submission of any inquiries, indications of interest, proposals or offers from any corporation, partnership, person, entity or group, other than Buyer and its Affiliates ("Third Parties"), concerning the sale of all or a significant portion of the assets of the Business or a merger, consolidation, sale or any other business combination transaction involving the Business, other than the transactions contemplated by this Agreement, (ii) participate in any discussions or negotiations regarding any of the foregoing, with or provide any information concerning the Business or any of the foregoing to, any Third Parties, (iii) otherwise cooperate in any way, with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Parties to do or seek any of the foregoing, provided that this covenant shall not prevent the furnishing of information concerning the Business to Seller's lenders or customers or similar parties in the ordinary course of the conduct of the Business. Seller will notify Buyer if any Third Party makes any such inquiry, indication of interest, proposal or offer between the date hereof and the earlier to occur of the Closing or the termination of this Agreement in accordance with
Article XI.

         5.11. Transition. (a) Seller will refer all customer inquiries relating to the Business to Buyer from and after the Closing.

         (b) Seller and Buyer shall negotiate in good faith the terms and conditions of the Transition Services Agreement pursuant to which Seller shall provide to Buyer services of the type described in Schedule 5.11(b) for the period specified therein, in consideration of which Buyer shall pay to Seller the fees mutually agreed by Buyer and Seller and reflected in the Transition Services Agreement.

         Section 5.12. Product Returns. (a) Responsibility for returns of products of the Business manufactured by Seller prior to the Closing Date, where Buyer can demonstrate by clear and convincing evidence that such products have been returned due to manufacturing defects, shall be allocated between Seller and Buyer as follows:

         (i) Seller shall be responsible for any Liabilities relating to such product returns to the extent that such Liabilities, in the aggregate, exceed $100,000. Buyer shall be obligated to acquire any such returned products which can be re-worked or recycled into saleable inventory and to effect such re-working or recycling.

         (ii) Buyer shall be responsible for any Liabilities relating to such product returns which in the aggregate do not exceed $100,000.

         (b) Liabilities relating to returns of products of the Businessanufactured by Seller prior to the Closing Date, which occur within 60 days of the Closing Date and are solely attributable to errors by Seller and its employees or agents in connection with the sale and distribution of the products (for example, salesmen errors, order entry errors and warehouse errors), shall be the responsibility of Seller, but Buyer shall be obligated to acquire any such returned product which constitutes saleable inventory at the standard cost(s) therefor.

         (c) As used in this Section 5.12, "Liabilities" shall mean the amount of any credits or refunds given to customers on account of such returns, plus freight and, if applicable, the cost of re-working or recycling the returned product, less the standard cost of the returned product.

         Section 5.13. Nonassignable Contracts and Permits. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party or Governmental Authority would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to Buyer by Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party or Governmental Authority shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the

Closing Date, Seller shall continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Seller, as the case may be, in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement, provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consent or approval had been obtained and, provided, further, that such cooperation shall not include any requirement of Seller to expend money, incur any loss, cost or expense, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party, unless Seller is fully indemnified to its satisfaction by Buyer. If and to the extent that such arrangement cannot be made with respect to any such contract or license, Buyer shall not have any obligation with respect thereto, any other provision of this Agreement to the contrary notwithstanding.

         Section 5.14. Covenant Not to Compete. For a period of five years from and after the Closing Date (the "Restricted Period"), Seller shall not engage directly or indirectly in any business competitive with the Business in the United States (a "Competing Business"); provided, however, that this Section
5.14 shall not restrict or prohibit any Continuing Affiliate from:

         (a) acquiring any investment of less than fifteen percent of the outstanding shares of any public company that engages, to any extent, in a Competing Business; or

         (b) acquiring any business where fifteen percent or less of such business's revenues is derived from activities that constitute a Competing Business, provided that the competing portion of such business is disposed of within 18 months of its acquisition.

         If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.14 is invalid or unenforceable, the parties agree that such court shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         Section 5.15. Non-Solicitation. For a period of two years from and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, for its own benefit or as agent of another, without the prior written consent of Buyer, directly solicit any Current Employee of the Business who becomes an employee of Buyer at the Closing. For a period of two years from and after the Closing Date, except as otherwise set forth in the Transition Agreement, Buyer shall not, and shall cause its Affiliates not to, for its own benefit or as agent of another, without the prior written consent of Seller, directly solicit any Current Employee of the Business or the Institutional Products Division of Seller who does not become an employee of Buyer at the Closing.

         Section 5.16. Confidentiality. Seller will not at any time during the Restricted Period divulge, furnish to or make accessible to anyone, without Buyer's prior written consent, any confidential information relating to the Business (except to the extent that such information is or may be used in the ordinary course of the businesses of Seller other than the Business) including, without limitation confidential or secret processes, inventions, discoveries, improvements, formulae, plans, materials, devices, ideas or know-how, whether patentable or not, customer lists, supplier lists and pricing arrangements with customers or suppliers; provided, however, that nothing herein shall prohibit Seller from complying with any order or decree of any court of competent jurisdiction or governmental authority. Seller agrees to use all reasonable efforts to give Buyer timely notice of the receipt of any such order or decree, and the foregoing provision shall not apply to any information which is or becomes generally available to the public other than through a breach of this Agreement.

         Section 5.17. Inventory. On or before the Closing Date, Seller shall recycle, rework or dispose of the product described in Schedule 5.17 that is held in inventory as of the date hereof.

         Section 5.18. Warehouse. On or before the Closing Date, Seller shall remove all products relating to businesses other than the Business from the warehouse facilities of Seller located in Texarkana, Texas.

         Section 5.19. Sales and Promotions During Last Two Months. Seller anticipates that the net sales of the Business for the two calendar months ending immediately prior to the Closing Date (calculated in the same manner as the net sales shown in the Financial Information) will not increase by more than 12.5% when compared to the net sales of the Business for the comparable period in 1996. However, if the net sales for such two-month period increase by more than 12.5%, Seller will pay to Buyer after the Closing an amount equal to 25% of all such net sales in excess of 12.5%. It is understood that the foregoing provision shall not apply if Buyer and Seller agree to extend the Closing Date beyond December 31, 1997.

         In addition, Seller agrees that it has not and will not run any unusual sales promotions for the Business in the second half of 1997 that are not consistent with its normal sales promotions and practices, without the prior written consent of the Buyer.

         Section 5.20. Pre-Closing Costs. The parties acknowledge that Buyer may be invoiced by third parties or otherwise be liable for costs which are Excluded Liabilities (the "Pre-Closing Costs"), such as rebates to customers of the Business that relate to sales made to such customers by or on behalf of Seller prior to the Closing. Seller will reimburse Buyer for Pre-Closing Costs on a monthly basis, upon presentation by Buyer of invoices and related documentation reasonably satisfactory to Seller. Buyer agrees that Seller may inspect Buyer's books and records as necessary to verify the amount of such Pre-Closing Costs. Notwithstanding the foregoing, Buyer shall forward to Seller any invoices it receives that are addressed to Seller and, to the extent such invoices relate to Excluded Liabilities, Seller shall pay such invoices.

         Section 5.21. Capital Expenditure Projects. Promptly after the Closing Date, Buyer shall refund to Seller any and all deposits made by Seller prior to the Closing with respect to any capital expenditure projects relating to the Business pursuant to which capital items are delivered or completed on or after the Closing Date. Such deposits, which are currently estimated to be as set forth in Schedule 5.4, shall be set forth in a schedule delivered to Buyer by Seller at the Closing.


                                      ARTICLE VI
                                  Employee Benefits

         Section 6.1. Buyer's Obligations. (a) Effective as of the Closing
Date, Buyer shall continue the employment of all persons employed by Seller or any Affiliate of Seller at the manufacturing facility located in Texarkana, Texas in connection with the Business on the Closing Date (including, without limitation, any employee on short-term or long-term disability, or on unpaid leave pursuant to the Family and Emergency Medical Leave Act, on the Closing Date who returns to work not more than 180 days following the Closing Date) (collectively, the "Current Employees") on substantially the same terms as those enjoyed by such Employees immediately prior to the Closing Date.

         (b) For a period of one year following the Closing, Buyer will maintain compensation and employee benefit plans, arrangements and perquisites for Current Employees that have principal terms as outlined in Schedule 6.4, subject to the following provisions of this Article VI.

         (c) For a period of one year following the Closing, Buyer will not terminate the employment of any Current Employee, except for reasons of misconduct or substandard performance.

         Section 6.2. Employment and Severance Agreements.
(a) Notwithstanding the provisions of Section 6.1(c), Buyer will provide severance benefits to Current Employees whose employment is terminated within one year after the Closing comparable to those paid in the event of a business restructuring in accordance with the existing Seller severance practice as described in Schedule 6.2 hereto.

         (b) In addition, Buyer shall provide severance benefits to any Current Employee who terminates his or her employment following a violation by Buyer of
Section 6.1(a) or 6.1(b) comparable to those paid in the event of a business restructuring in accordance with the existing Seller severance practice.

         Section 6.3. Annual and Long-Term Incentive Plans.
(a) Seller agrees to make or cause to be made at or prior to the Closing Date any payments which may be due or become due to Current Employees prior to the Closing Date pursuant to any incentive plans maintained by Seller.

         (b) Buyer will assume and be responsible for any payments that may become due on or after the Closing Date to any Current Employee under any incentive plans maintained by Seller, including without limitation any such payments that accrue in whole or in part before the Closing Date but do not become payable until after the Closing Date. Seller will reimburse Buyer for the amount of such payments which relate to the period during which such Current Employee was employed by Seller prior to Closing, upon presentation by Buyer of an invoice and related documentation reasonably satisfactory to Seller. Buyer agrees that Seller may inspect Buyer's books and records as necessary to verify the amount of such payments and the portion thereof being reimbursed by Seller.

          Section 6.4. Benefit Plans. (a) Pension Plans. (i) Prior to the Closing Date, but contingent on the Closing, Seller shall fully vest all Employees in their accrued benefits under each U.S. Pension Plan effective as of the Closing Date.

          (ii) In the event that Buyer maintains as of the Closing Date, or implements at any time following the Closing, a defined benefit pension plan (the "Pension Plan") covering its own employees, then Buyer immediately shall offer participation in such Pension Plan to all Current Employees who are participants in any U.S. Pension Plan immediately prior to the Closing Date (disregarding any action taken by Seller prior to the Closing Date pursuant to Section 6.4(a)(i) above). Further, Buyer agrees to provide Current Employees with credit for service with Seller and its Affiliates for all purposes under such Pension Plan, including, without limitation, eligibility, vesting and benefit accrual.

         (b) Savings Plan. (i) As soon as practicable after the Closing Date, and effective as of the Closing Date, Buyer shall have in effect a defined contribution plan with a salary reduction arrangement that covers Current Employees and meets the requirements of Sections 401(a) and 401(k) of the Code and offers, at a minimum, the principal terms outlined on Schedule

6.4 ("Buyer DC Plan"). Buyer agrees that all service credited under the Savings and Investment Plan (the "Seller DC Plan") as of the Closing Date with respect to Current Employees shall be credited under Buyer DC Plan for all plan purposes, including eligibility, vesting and, if applicable, employer contribution level.

          (ii) Seller agrees to fully vest, effective as of the Closing Date, but contingent on the Closing, Employees who are participants in Seller DC Plan in their account balances under Seller DC Plan.

         (c) Medical/Dental Plans. Buyer agrees that Current Employees and their dependents eligible to participate in the current medical and dental Benefit Plans of Seller shall be eligible for immediate coverage under medical and dental plans on the principal terms outlined in Schedule 6.4 ("Buyer's Health Plans"), effective as of the Closing Date. Any and all waiting periods and pre-existing condition clauses shall be waived under Buyer's Health Plans with respect to such Current Employees and their eligible dependents. In addition, Buyer shall cause Buyer's Health Plans to recognize any out-of-pocket medical and dental expenses incurred by such Current Employees and their eligible dependents prior to the Closing Date and during the calendar year in which such Closing Date occurs for purposes of determining their deductibles and out-of-pocket maximums under Buyer's Health Plans. Any bill received for services which overlapped the period prior to and subsequent to the Closing Date, and not specifically allocated by the service provider in the first instance or upon request, shall be divided on an equitable basis between Buyer's Health Plans and Seller's Health Plans, based on the date the services were rendered.

         (d) Welfare Plans. Buyer agrees to provide coverage to Current Employees for short- and long-term disability, life insurance, business travel accident and similar Benefit Plans of Seller (collectively, "Welfare Plans") on the principal terms outlined in Schedule 6.4. Any and all waiting periods and preexisting condition clauses shall be waived from and after the Closing with respect to Current Employees.

         Section 6.5. Miscellaneous. (a) Buyer agrees that all service of an Employee with Seller or any of its Affiliates shall be recognized by Buyer for all employee benefits purposes.

         (b) Seller and Buyer shall cooperate with each other in all respects relating to any actions to be taken pursuant to this Article VI.

         (c) Buyer will permit Current Employees to schedule and take accrued but unused vacation and bonus days with pay, with respect to the fiscal year of Seller in which the Closing occurs, in accordance with the applicable policies of Seller in effect as of the Closing Date.

         (d) Seller and Buyer agree that, with respect to filing and furnishing IRS Forms W-2 and W-3 and 941, from and after the Closing Date (i) Seller and Buyer shall report on a "predecessor-successor" basis with respect to any of Seller's employees employed by Buyer or its Subsidiaries after the Closing Date,
(ii) Seller shall be relieved of furnishing Forms W-2 to such employees to whom they would have been obliged to furnish such forms for the past full calendar year, and (iii) Buyer shall assume the obligation of Seller to furnish such forms to such employees for the past full calendar year.

         (e) Except as expressly set forth in this Article VI, from and after the Closing Date, the Continuing Affiliates shall have no liability or obligation with respect to, and Buyer and its Subsidiaries shall assume and be solely responsible for, the compensation or employee benefits of Employees (i) which arose prior to the Closing Date and are assumed by Buyer pursuant to the provisions of this Article VI or (ii) which arise after the Closing Date.


                                     ARTICLE VII
                      Conditions of Buyer's Obligation to Close

          Buyer's obligation to consummate the Purchase shall be subject to the satisfaction on or prior to the Closing Date, or waiver by Buyer, of all of the following conditions:

         Section 7.1.   Representations, Warranties and Covenants of Seller.
The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time) and the covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

         Section 7.2. Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed in Schedule 3.6(b) or 4.3 shall have been filed, made or obtained, and all waiting periods applicable under the HSR Act shall have expired or been terminated.

         Section 7.3. No Injunction. At the Closing Date, there shall be no Order of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Purchase.

         Section 7.4. Other Agreements. Buyer and Seller shall have executed and delivered the License Agreement and the Transition Services Agreement.

                                     ARTICLE VIII
                      Conditions to Seller's Obligation to Close

         Seller's obligation to consummate the Purchase is subject to the satisfaction on or prior to the Closing Date, or waiver by Seller, of all of the following conditions:

         Section 8.1. Representations, Warranties and Covenants of Buyer. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time) and the covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

         Section 8.2. Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed in Schedule 3.6(b) or 4.3 shall have been filed, made or obtained, and all applicable waiting periods under the HSR Act shall have expired or been terminated.

         Section 8.3. No Injunction. At the Closing Date, there shall be no Order of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Purchase.

         Section 8.4. Resale Certificates. Buyer shall have delivered to Seller properly executed resale exemption certificates containing the requisite tax registration numbers for the inventory being transferred by Seller pursuant to this Agreement.


                                      ARTICLE IX
                              Survival; Indemnification

         Section 9.1. Survival; Sole Remedy. (a) The representations and warranties of the parties contained in this Agreement shall survive the Closing solely for purposes of indemnification pursuant to Section 9.2 hereof and shall terminate on the first anniversary of the Closing. The covenants and agreements of the parties contained in this Agreement that contemplate or may involve actions to be taken or obligations in effect (i) prior to the Closing, shall not survive the Closing and (ii) after the Closing, shall survive in accordance with their terms.

         (b) Except in the case of fraud, intentional misrepresentation or intentional breach of covenants, the parties hereto hereby agree that the indemnification provisions of this Article IX and Article X shall be the sole method of recourse for indemnity, contribution or reimbursement or payment of Covered Liabilities by one party against another with respect to this Agreement and the transactions contemplated hereby, including any Covered Liability arising out of any breach of any representation or warranty. No claim of any kind relating in any way to this Agreement, or the transactions contemplated hereby (other than claims for fraud, intentional misrepresentation or intentional breach of covenants) may be brought against either party hereto except pursuant to this Article IX or Article X.

         Section 9.2. Indemnification by Buyer or Seller.
(a) From and after the Closing Date, Buyer shall, subject to the notification and timing requirements and limitations provided in this Section 9.2 and Section
9.1 hereof, indemnify and hold harmless the Continuing Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") (i) from and against any Covered Liability arising out of any breach of any representation or warranty made by or on behalf of Buyer under this Agreement, (ii) from and against any Covered Liability arising out of any breach of any covenant or agreement which survives the Closing made by or on behalf of Buyer under this Agreement, and
(iii) from and against any and all Covered Liabilities incurred by or asserted against any of Seller Indemnified Parties in connection with or arising from (A) the Liabilities or (B) the ownership of the Assets, or the operation of the Business, by Buyer and its Subsidiaries from and after the Closing (except for Excluded Liabilities).

         (b) From and after the Closing Date, Seller shall, subject to the notification and timing requirements and limitations provided in this Section
9.2 and Section 9.1 hereof, indemnify and hold harmless Buyer, Buyer's Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") (i) from and against any Covered Liability arising out of any breach of any representation or warranty made by or on behalf of Seller under this Agreement, provided that Seller shall have no obligation hereunder to indemnify, or to hold harmless, the Buyer Indemnified Parties in connection with any breach of the representations or warranties made by Seller hereunder of which Buyer had actual knowledge at or prior to the Closing, (ii) from and against any Covered Liability arising out of any breach of any covenant or agreement which survives the Closing made by or on behalf of Seller under this Agreement, (iii) from and against any Covered Liability relating to the environmental condition of the real property included in the Assets to the extent that Buyer can demonstrate by clear and convincing evidence that such environmental condition was caused by an action of Seller that was in violation of Environmental Laws existing at the time of such action by Seller, and (iv) from and against any and all Covered Liabilities (A) incurred by or asserted against any of the Buyer Indemnified Parties in connection with or arising from the Excluded Liabilities or (B) other than the Liabilities, incurred by or asserted against any of Buyer Indemnified Parties in connection with or arising from the ownership of the Assets, or the operation of the Business, by Seller prior to the Closing.

         (c) No indemnity may be sought pursuant to this Agreement unless written notice ("Notice") thereof, setting forth in reasonable detail the basis of the claim, shall have been delivered to the party against whom the indemnity is sought prior to (i) the first anniversary of the Closing, in the case of Sections 9.2(a)(i) and 9.2(b)(i); (ii) the expiration of the applicable survival period of the particular covenant or agreement in question in accordance with its terms, in the case of Sections 9.2(a)(ii) and 9.2(b)(ii); (iii) the fifth anniversary of the Closing, in the case of Section 9.2(b)(iii) or (iv) with respect to the matters covered in Article X hereof, the expiration of the applicable statute of limitations with respect to the particular Tax liabilities in question (giving effect to any extension thereof).

         (d) Notwithstanding any provision to the contrary contained in this Agreement, Buyer shall not make any claim against Seller for indemnity, contribution or reimbursement or payment of Covered Liabilities under Section 9.2(b)(i), (ii) or (iii) until the dollar amount of all loss to Buyer arising from claims with respect to this Agreement or the transactions contemplated hereby, after the reductions described in subsection (e) below, shall exceed in the aggregate an amount equal to five percent of the Purchase Price, and, if such amount is exceeded, Seller shall be required to pay only the amount by which such aggregate loss to Buyer for all such claims exceeds five percent of the Purchase Price; provided that the obligations of Seller under Sections 9.2(b)(i), (ii) and (iii) shall not exceed in the aggregate an amount equal to 40% of the Purchase Price.

          (e) In calculating any amount of loss payable to a Seller Indemnified Party pursuant to Section 9.2(a) or payable to a Buyer Indemnified Party pursuant to Section 9.2(b), the amount of any such loss shall be reduced by (i) any reduction in tax liability as a result of the facts giving rise to the claim for indemnification and (ii) any insurance recoveries by the party seeking indemnification offsetting the amount of loss. Any payment made pursuant to this
Section 9.2 shall be treated by Seller and Buyer as an adjustment to the purchase price provided for herein, and Seller and Buyer agree not to take any position inconsistent therewith for any purpose. After the Closing, if reasonably requested in writing by Buyer, Seller will, and will cause its Affiliates to, file any insurance claims with respect to matters relating to the Business covered under any occurrence-based insurance policies maintained by Seller or any of its Affiliates prior to the Closing with respect to the Business. The parties agree to cooperate in carrying out the foregoing. Buyer shall reimburse Seller for any costs incurred by Seller or its Affiliates in connection with compliance with this covenant; provided that Buyer shall not be responsible for any insurance premiums paid or payable by Seller or any of its Affiliates unless, as a direct result of Seller's compliance with this covenant, its insurance premiums are increased and then only to the extent of such increase.

          Section 9.3. Third Party Claims. If a claim by a third party is made against an indemnified party (i.e., a Seller Indemnified Party or a Buyer Indemnified Party), and if such indemnified party intends to seek indemnity with respect thereto under Articles IX or X, such indemnified party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail. The indemnifying party shall have forty-five (45) days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the defense thereof. If the indemnifying party elects to undertake such defense, the indemnified party shall cooperate with it in connection therewith and the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party, it being understood that the indemnifying party shall control such defense and that the fees and expenses of counsel chosen by the indemnified party shall be borne by such indemnified party. If the indemnifying party elects not to undertake such defense, the indemnifying party will be entitled, at its own expense, to participate in such defense. Whether or not the indemnifying party shall have assumed the defense of a third party claim, (a) the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such third party claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld), and (b) neither party shall, without the written consent of the other party, settle or compromise or consent to the entry of any judgment with respect to any action or third party claim if the effect thereof is to admit any criminal liability by, or to permit any injunctive relief or other order providing non-monetary relief to be entered against, the other party. In the case of any inconsistency between the provisions of this Section 9.3 and the provisions of Section 10.6, the provisions of Section 10.6 shall govern.

                                      ARTICLE X
                                     Tax Matters

          Section 10.1. Tax Indemnification by Seller. Except as provided in
Section 10.2, Seller shall be liable for, and shall hold the Buyer Indemnified Parties harmless from and against any and all (a) Taxes with respect to the Business due or payable by Seller for any taxable period or portion thereof ending (or deemed pursuant to Section 10.3 to end) prior to the Closing Date, and (b) Income Taxes attributable to the consummation of the transactions contemplated hereby.

           Section 10.2. Tax Indemnity and Covenant by Buyer. Buyer shall be liable for, and shall hold Seller Indemnified Parties harmless from and against, the following Taxes with respect to the Business: (a) except as provided in
Section 10.1, any and all Taxes for any taxable period beginning (or deemed pursuant to Section 10.3 to begin) on or after the Closing Date, due or payable with respect to the Business, (b) any and all Taxes not incurred in the ordinary course of business attributable to the acts or omissions of Buyer or Buyer's Affiliates, after the Closing on the Closing Date, and (c) any sales, transfer, documentary, use, stamp, filing and similar Taxes and fees, whether levied on Buyer, Seller or any of their respective Affiliates, resulting from the transactions contemplated by this Agreement.

          Section 10.3. Allocation of Certain Taxes. For purposes hereof, in the case of any Taxes that are imposed on a periodic basis and are payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Tax that shall be deemed to be payable for the portion of the period ending on the day prior to the Closing Date shall (i) in the case of any Taxes, other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), whether actually paid before, during, or after such period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the day prior to the Closing Date and the denominator of which is the number of calendar days in the entire period, and (ii) in the case of any Taxes based upon or related to income or receipts (including but not limited to withholding Taxes), be deemed equal to the amount which would be payable if the taxable year ended on the close of business on the day prior to the Closing Date. Any credits for such a period shall be prorated, based upon the fraction employed in clause (i) of the preceding sentence. Such clause (i) shall be applied with respect to Taxes for such period relating to capital (including net worth or long-term debt) or intangibles by reference to the level of such items on the day prior to the Closing Date. In the event that Seller or any of its Affiliates has prepaid any Taxes referred to herein, to the extent that such Taxes exceed Seller's share of such Taxes under this Section 10.3, Buyer shall pay Seller the amount of such excess within thirty (30) days of the Closing Date upon receipt from Seller at the Closing of a statement detailing such prepayments. Such statement and the calculations contained therein shall, at Buyer's election, be reviewed within such 30-day period by a nationally recognized accounting firm selected by and paid for by Buyer and the determination of such accounting firm shall be final.

          Section 10.4. Filing Responsibility. (a) Seller shall prepare and file the following Returns with respect to the Business:

          (i) all Returns for Income Taxes for any taxable period or portion thereof ending on or before the day prior to the Closing Date and without taking into account Section 10.3; and

         (ii) all other Returns required to be filed (taking into account extensions) prior to the Closing Date.

          (b) Buyer shall, subject to the provisions of paragraph (c) of this Section 10.4, file all other Returns with respect to the Business.

          (c) With respect to any Return for Income Taxes for taxable periods beginning before the Closing Date and ending after the Closing Date, Buyer shall consult with Seller concerning such Return and shall report all items with respect to the period ending on the day prior to the Closing Date in accordance with the instructions of Seller, unless otherwise agreed by Seller and Buyer. Buyer shall provide Seller with a copy of its proposed Return at least 15 days prior to the filing of such Return, and Seller may provide comments to Buyer, which comments shall be delivered to Buyer within seven days of receiving such copies from Buyer.

          Section 10.5. Refunds. (a) Seller shall be entitled to any refunds or credits of Taxes attributable to or arising in taxable periods ending (or deemed pursuant to Section 10.3 to end) on or before the Closing Date with respect to the Business.

          (b) Buyer shall be entitled to any refunds or credits of Taxes attributable to or arising in taxable periods beginning (or deemed pursuant to Section 10.3 to begin) on or after the Closing Date with respect to the Business.

          (c) Buyer shall forward to Seller or reimburse Seller for any refunds or credits due Seller (pursuant to the terms of this Article) after receipt thereof, and Seller shall promptly forward to Buyer or reimburse Buyer for any refunds or credits due Buyer (pursuant to the terms of this Article) after receipt thereof.

          Section 10.6. Cooperation and Exchange of Information. (a) As soon as practicable, but in any event within fifteen (15) days after Seller's request, from and after the Closing Date, Buyer, at Buyer's expense, shall provide Seller with such cooperation and shall deliver to Seller such information, data and documents concerning the pre-Closing operations of the Business, including providing the information and data required by Seller's customary tax and accounting questionnaires, and make available such knowledgeable employees of Buyer as Seller may request, in order to enable Seller to (i) complete and file all Returns which it may be required to file with respect to the operations and business of the Business up to the Closing Date, (ii) respond to and defend audits by or contests with any Taxing Authorities with respect to such period,
(iii) determine the right to, and prosecute any claim for, refunds with respect to such period, and (iv) otherwise enable Seller to satisfy its internal accounting, tax and other legitimate requirements. Such cooperation and information shall include, but not be limited to, (i) provision of powers of attorney for the purpose of signing Returns and refund claims and defending audits and Tax contests, (ii) promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Business, and (iii) providing copies of all relevant Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which Buyer may possess. Buyer shall make its employees and facilities available on a mutually convenient basis to provide explanations of any documents or information provided hereunder and shall furnish such facilities and other assistance to representatives of Taxing Authorities as may be requested by Seller or such Taxing Authorities in connection with any audit, refund claim, or contest involving Taxes.

           (b) Buyer and Seller and their respective Affiliates shall cooperate in the preparation of all Returns relating in whole or in part to taxable periods or portions thereof beginning prior to the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing prior years' Returns or Return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Returns, and furnishing such other information within such party's possession requested by the party filing such Returns as is relevant to their preparation. In the case of any state, local or foreign joint, consolidated, combined, unitary or group relief system Returns, such cooperation shall also relate to any other taxable periods in which one party could reasonably require the assistance of the other party in obtaining any necessary information.

         (c) Seller shall have the right, at its own expense, to (i) control and resolve any audit or examination by any Taxing Authority ("Tax Audit"), (ii) prosecute any claim for refund, and (iii) contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment, relating to any and all Taxes for any taxable period ending prior to the Closing Date with respect to the Business. Buyer shall have the right, at its own expense, to (i) control and resolve any other Tax Audit, (ii) prosecute any other claim for refund, and (iii) contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Business, provided that, with respect to any Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date, each party shall consult with the other party with respect to the resolution of any issue that would affect the other party, and not settle any such issue, or file any amended return relating to any such issue, without the consent of the other party, which consent shall not unreasonably be withheld. Each party shall furnish the other party with its cooperation in a manner comparable to that described in paragraph
(a) of this Section 10.6 to effect the purposes of this Section. Each party agrees to give the other party prompt written notice of any matter that the other party would have the right to control pursuant to this Section 10.6(c).

           (d) If a party fails to provide any information requested by the other party in the time specified herein, or if no time is specified pursuant to this Section 10.6, within a reasonable period, or otherwise fails to do any act required of it under Section 9.3 or Article X, then the party so failing shall be obligated, notwithstanding any other provision hereof, to indemnify and hold harmless the Seller Indemnified Parties or the Buyer Indemnified Parties, as applicable, from and against any and all costs, claims or damages, including all Taxes or deficiencies thereof, payable as a result of such failure.

           (e) Payment of any amounts due under this Article X shall be made within fifteen (15) days following written notice by the indemnified party that payment of such amounts to the appropriate Taxing Authority is due, or about to become due, except that such payment is not required to be made earlier than five days before it is due. In the case of a Tax that is contested in accordance with the provisions of Articles IX and X, payment of the Tax to the appropriate Taxing Authority shall not be considered to be due before the earlier of: (i) when a final determination that such Tax is due is made by the appropriate Taxing Authority or a court, or (ii) when the liability for such Tax is determined through a compromise or settlement with a Taxing Authority.


                                      ARTICLE XI
                                     Termination

          Section 11.1. Termination. This Agreement may be terminated at any time prior to the Closing by:

         (a)       The mutual consent of Seller and Buyer; or

         (b) Either Seller or Buyer if the Closing has not occurred by the close of business on December 31, 1997 and if the failure to consummate the Purchase on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to Closing.

          Section 11.2. Procedure and Effect of Termination. In the event of termination of this Agreement by Seller or Buyer pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.1(b) and 12.4 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement or, except as set forth in
Section 12.12, constitute a waiver or bar by any party of any rights or remedies at law or in equity it may have for damages caused by reason of a breach of this Agreement by another party. If this Agreement is terminated as provided herein all filings, applications and other submissions made pursuant to Sections 3.6(b) and 4.3 shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.

                                     ARTICLE XII
                                    Miscellaneous

          Section 12.1. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this
Section 12.1, provided receipt of copies of such counterparts is confirmed.

          Section 12.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

          Section 12.3. Entire Agreement; No Third Party Beneficiaries. This Agreement (including agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. Except for (a) Sections 9.2 and 9.3, which are intended to benefit, and to be enforceable by, Seller Indemnified Parties and Buyer Indemnified Parties, and (b) the provisions of Article VI which are intended to benefit, and be enforceable by, the Employees, this Agreement is not intended to confer upon any person not a party hereto

(and their successors and assigns permitted by Section 12.6) any rights or remedies hereunder.

          Section 12.4. Expenses. Except as set forth in this Agreement, whether or not the Purchase and the other transactions contemplated hereby are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          Section 12.5. Notices. All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Seller shall be addressed to:

         Colgate-Palmolive Company
         300 Park Avenue
         New York, New York 10022
         Telecopier:    (212) 310-3230
         Attention:     Andrew D. Hendry, Esq.
                        Senior Vice President,
                        General Counsel and Secretary


or at such other address and to the attention of such other person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

                   Candle Corporation of America
                   c/o Blyth Industries, Inc.
                   100 Field Point Road
                   Greenwich, Connecticut 06830
                   Telecopier:    (203) 661-1969

                   Attention:     Bruce D. Kreiger
                                  Vice President,General Counsel
                                  and Secretary

                   with a copy to:

                   Finn Dixon & Herling LLP
                   One Landmark Square
                   Stamford, Connecticut 06901
                   Telecopier:    (203) 348-5777
                   Attention:     Harold B. Finn III, Esq.


or at such other address and to the attention of such other person as Buyer may designate by written notice to Seller.

          Section 12.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto.

          Section 12.7. Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

          Section 12.8. Consent to Jurisdiction. Each of Buyer and Seller irrevocably submits to the exclusive jurisdiction of any New York state or federal court sitting in The Borough of

Manhattan, The City and State of New York, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each of Buyer and Seller agrees to commence any Action relating hereto in any such New York state or federal court. Each of Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 12.5 hereof shall be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in any New York state or federal court sitting in The Borough of Manhattan, The City and State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such Action brought in any such Court has been brought in an inconvenient forum.

          Section 12.9. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

          Section 12.10. Interpretation. For the purposes of this Agreement, "to Seller's knowledge" shall mean the actual knowledge of (i) the following management personnel of Seller's Institutional Products Division: President and Chief Executive Officer, Vice President-Sales, Vice President-Marketing, and Controller and (ii) the Texarkana Plant Manager and Texarkana Plant Controller, in each case after due inquiry into their respective area(s) of responsibility.

          Section 12.11. Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

          Section 12.12. No Consequential Damages. Nothing herein is intended to suggest that either party shall be liable under this Agreement or with respect to the transactions contemplated hereby for consequential, special, indirect or incidental damages, including without limitation, loss of profits or revenue, suffered by the other party, except as otherwise available under applicable law.

          IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

                                             COLGATE-PALMOLIVE COMPANY

                                             By:    /s/ Reuben Mark
                                                    --------------------------
                                             Name:  Reuben Mark
                                             Title: Chairman of the Board and
                                                    Chief Executive Officer


                                             CANDLE CORPORATION OF AMERICA

                                             By:    /s/ Robert B. Goergen
                                                    --------------------------
                                             Name:  Robert B. Goergen
                                             Title: Chairman of the Board and
                                                    Director



                                             * * *

The undersigned hereby agrees to cause Buyer promptly to fulfill all of its obligations hereunder and guarantees the performance by Buyer of its obligations hereunder.

                                             BLYTH INDUSTRIES, INC.

                                             By:    /s/ Robert B. Goergen
                                                    --------------------------
                                             Name:  Robert B. Goergen
                                             Title: Chairman of the Board,
                                                    Chief Executive Officer
                                                    and President

                                                        Exhibit A

                    ASSIGNMENT AND LICENSE AGREEMENT

     This Agreement dated as of           , 1997 by and between
Colgate-Palmolive Company, a Delaware corporation ("Colgate"), and Candle Corporation of America, a New York corporation ("Candle").

    1. "Purchase Agreement" as used herein shall mean the Purchase Agreement of even date between Colgate and Candle.

    2. Colgate hereby sells, assigns and transfers to Candle its full right, title and interest in the patents and patent applications of Schedule 1 hereof, including the right to have patents issued to it in its name and to bring legal actions for the past infringement thereof and to retain all recoveries.

    3. (a) "Colgate's Field of Use" as used herein shall mean oral care, personal care (including body deodorants and antiperspirants) and household cleaning products (including those containing a fragrance), but shall not include products used for warming, cooking, heating, lighting or aromatherapy, or products used for the purpose of dispersing a fragrance otherwise than through products used or marketed as oral care, personal care or household cleaning products.

       (b) "License Patents" as used herein shall mean the patents and patent applications identified in Schedule 1 hereto, any patents that issue therefrom, and any divisions, continuations, continuations-in-part, reissues, reexaminations or extensions thereof.

       (c) Candle hereby grants to Colgate, its Affiliates (as defined in the Purchase Agreement), and its and their respective successors and assigns, a world-wide, irrevocable, royalty-free exclusive right and license under the Licensed Patents to make, have made, use, have used and sell products within Colgate's Field of Use.

       (d) The license granted hereunder shall be exclusive within Colgate's Field of Use. Colgate agrees that it shall not, without receiving the written consent of Candle, assign such license or any interest therein or right thereunder to any person or entity that manufactures or sells products that are used for warming, cooking, heating, lighting, or aromatherapy, or products used for the purpose of dispersing a fragrance otherwise than through products used or marketed as oral care, personal care or household cleaning products. Colgate further agrees promptly to notify Candle of the name and address of any person or entity, other than an Affiliate of Colgate, that acquires such license or any interest therein or right thereunder.

   4. Colgate makes no representation or warranty in this document with respect to the patents and patent applications of Schedule I. All representations and warranties with respect to such patents and patent applications are in the Purchase Agreement.

   5. In the event that Candle decides not to prosecute a patent application of Schedule I to patent, or to maintain a patent or patent application of Schedule I, Candle shall promptly so inform Colgate and Colgate shall have the right to prosecute the patent application to patent or to maintain the patent application or patent. In the event that Colgate decides to prosecute a patent application or to maintain a patent application or patent, Candle shall assign all of its right, title and interest therein to Colgate, retaining into itself either a worldwide, irrevocable, royalty-free, nonexclusive right and license or a worldwide, royalty-bearing, exclusive right and license to make, have made, use, have used and sell products, other than within Colgate's Field of Use, as may be covered by one or more of such patents or patent applications and any divisions, extensions, continuations, continuations-in-part, reissues and reexaminations thereof. The royalty for the foregoing exclusive license shall be one half (1/2) of the costs and fees for prosecuting and maintaining the Licensed Patents that are the subject of the exclusive license.

   6. Colgate shall notify Candle of any infringement of the Licensed Patents of which it becomes aware within colgate's Field of Use. For any such infringement within Colgate's Field of Use, Colgate may elect, at its sole discretion and expense, whether to enforce the Licensed Patents, and Candle shall cooperate in such enforcement activities at the sole expense of Colgate; and Colgate shall be entitled to retain all monetary awards recovered through such enforcement activities. If infringement occurs outside Colgate's Field of Use, Candle may elect, at its sole discretion and expense, whether to enforce the Licensed Patents, and Colgate shall cooperate in such enforcement activities at the sole expense of Candle; and Candle shall be entitled to regain all monetary awards recovered through such enforcement activities.

   7. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

   8. All legal and other costs and expenses incurred in connection with this Assignment/Retained License shall be paid by the party incurring such costs and expenses.

   9. All notices and other communications hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.

    Notices to Colgate shall be addressed to:

         Colgate-Palmolive Company
         300 Park Avenue
         New York, New York 10022
         Attention:  Andrew D. Hendry, Esq.
                     Senior Vice President,
                     General Counsel and Secretary

    Notices to Candle shall be addressed to:

    Candle Corporation of America
    c/o Blyth Industries, Inc.
    100 Field Point Road
    Greenwich, Connecticut 06830
    Telecopier: (203) 661-1969
    Attention:  Robert B. Goergen
                cc: General Counsel

    with a copy to:

    Finn Dixon & Herling LLP
    One Landmark Square
    Stamford, Connecticut 06901
    Telecopier: (203) 348-5777
    Attention:  Harold B. Finn III, Esq.

10. This Agreement shall be binding upon and insure the benefit of the parties hereto and their respective successors and assigns.

    IN WITNESS WHEREOF, this Assignment and License Agreement has been signed by or on behalf of each of the parties as of the day first above written.



COLGATE-PALMOLIVE COMPANY                    CANDLE CORPORATION OF AMERICA


By:                                          By:
   --------------------------------             -----------------------------

Name:                                        Name:
     ------------------------------               ---------------------------

Title:                                       Title:
      -----------------------------                --------------------------

                                                            Exhibit B

                             OMNIBUS ASSIGNMENT

     THIS ASSIGNMENT effective as of ______, between Colgate-Palmolive Company, a corporation of the State of Delaware, with principal offices at 300 Park Avenue, New York, New York 10022 U.S.A. (the "Assignor") and Candle Corporation of America, a corporation of the State of New York, with principal offices at 100 Field Point Road, Greenwich, Connecticut 06830 U.S.A. (the "assignee").

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Assignor hereby assigns, transfers and conveys to the Assignee all its right, title, and interest in and to the Trademarks and the applications and registrations thereof listed on the attached Schedule (the "Schedule"), together with all goodwill of the business related thereto and any common law rights thereto in the countries listed in the Schedule and any related rights based on use including the right to sue for past infringement.

               ASSIGNOR:     COLGATE-PALMOLIVE COMPANY


                             By:____________________________
                                Name:
                                Title:
                                Date:


               ASSIGNEE:     CANDLE CORPORATION OF AMERICA


                             By:____________________________
                                Name:
                                Title:
                                Date:

                        AMENDMENT NO. 1 TO PURCHASE AGREEMENT



     THIS AMENDMENT (the "Amendment"), dated as of December 31, 1997, is to the Purchase Agreement (the "Purchase Agreement"), dated as of September 30, 1997, by and between Colgate-Palmolive Company, a Delaware corporation, and Candle Corporation of America, a New York corporation. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

     WHEREAS, on September 30, 1997, the parties hereto executed and delivered the Purchase Agreement; and

     WHEREAS, the parties hereto desire to amend the Purchase Agreement in the manner set forth below; and

     WHEREAS, Section 12.9 of the Purchase Agreement permits the amendment thereof by the parties hereto by an instrument in writing signed by the party against whom enforcement of such amendment is sought.

     NOW THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. (a) ARTICLE I of the Agreement is hereby amended by the addition of the following definitions:

     "ACCOUNTANTS" shall have the meaning set forth in Section 2.5 hereof.

     "CERTIFICATE" shall have the meaning set forth in Section 2.5 hereof.

     "DISPUTED ISSUES" shall have the meaning set forth in Section 2.5 hereof.

     "ESCROW ACCOUNT" shall have the meaning set forth in Section 2.5 hereof.

     "ESCROW AGENT" shall have the meaning set forth in Section 2.5 hereof.

     "ESCROW AGREEMENT" shall have the meaning set forth in Section 2.5 hereof.

     "ESCROW FUNDS" shall have the meaning set forth in Section 2.5 hereof.

     "PURCHASE PRICE ADJUSTMENT" shall have the meaning set forth in Section 2.5 hereof.

     "SPECIAL PURPOSE 1997 FINANCIAL STATEMENT" shall have the meaning set forth in Section 2.5 hereof.

     "1996 STERNO PROFIT & LOSS STATEMENT" shall have the meaning set forth in
Section 2.5 hereof.


     (b) ARTICLE I of the Agreement is hereby amended by the amendment of the following definition, which is hereby amended and restated in its entirety to read as follows:

     "PURCHASE PRICE" shall mean $70,000,000, subject to adjustment as set forth in Section 2.5 hereof, representing the aggregate cash consideration to be paid by Buyer for the Assets pursuant hereto."


     2. (a) The first paragraph of Section 2.2(a) is hereby amended and restated in its entirety to read as follows:

          "(a) The Closing shall occur as soon as practicable following the satisfaction or waiver of the conditions set forth in this Agreement including, without limitation, Section 2.1 and Articles VII and VIII hereof. At the Closing, (i) Seller will sell and Buyer will purchase the Assets; (ii) Buyer will assume and will pay, perform and discharge when due, and will indemnify Seller Indemnified Parties against and hold each of them harmless from, the Liabilities; and (iii) Buyer and Seller will execute the License Agreement, the Transition Services Agreement and the Escrow Agreement. In payment for the Assets, simultaneously with the delivery by Seller of such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the sale and transfer to Buyer of the Assets (it being understood that such instruments shall not require the Continuing Affiliates to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement), Buyer will (A) wire transfer an amount equal to the Purchase Price less the Deposit and accrued interest thereon, and less the $5,000,000 deposited in escrow pursuant to the Escrow Agreement, in immediately available funds to the account or accounts specified by Seller, (B) wire transfer $5,000,000 (five million dollars) to the Escrow Agent for deposit pursuant to the Escrow Agreement and (C) deliver instruments of assumption in form and substance reasonably satisfactory to Seller and its counsel evidencing and effecting the assumption by Buyer of the Liabilities and such other documents as are specifically required by this Agreement"

     (b) Schedule 2.2(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Schedule 2.2(a) of this Amendment.

     (c) Schedule 2.2(b)(i) of the Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Schedule 2.2(b)(i) of this Amendment.

     3. A new paragraph (ix) is hereby added to Section 2.2(d) of the Purchase Agreement which shall read in its entirety as follows:

          ix) all prepaid expenses arising in connection with commitments made by Seller prior to the Closing relating to sales and marketing activities of the Business scheduled to occur after the Closing."

     4. A new Section 2.5 is hereby added to the Purchase Agreement which shall read in its entirety as follows:

          "Section 2.5.   PURCHASE PRICE ADJUSTMENT.  (a)  After the Closing,
          Seller shall prepare a special purpose statement of the operating profit of the Business for the period from January 1, 1997 through December 31, 1997 in accordance with the basis of accounting set forth in a footnote to such financial statement (the "Special Purpose 1997 Financial Statement"). To the extent necessary for Seller to prepare the Special Purpose 1997 Closing Financial Statement, Buyer shall provide Seller and its accountants full access to the books and records included in the Assets, to any other information in Buyer's possession or control after Closing and to Buyer's employees.

          Seller will cause its independent public accountants, Arthur Andersen, to audit the Special Purpose 1997 Financial Statement in accordance with Generally Accepted Auditing Standards and to issue their auditors' report thereon.

          Seller will deliver to Buyer the Special Purpose 1997 Financial Statement, together with the Arthur Andersen audit report in draft form, within 50 calendar days after Closing. At the same time, Seller will deliver to Buyer a certificate of an officer of Seller in the form set forth as Exhibit D hereto (the "Certificate") containing a representation and warranty that the 1997 Special Purpose Financial Statement, taken in its entirety, has been prepared on a basis consistent in all material respects with the Sterno Profit and Loss Statement for the year ended 1996 that is set forth as Attachment A to
          Schedule 3.2 of this Agreement (the "1996 Sterno Profit & Loss Statement"). The

          Certificate will be delivered by Seller only for the purpose set forth in Section 2.5(c) below.

          Buyer shall have a 9-calendar day period to review the Special Purpose 1997 Financial Statement to confirm that it has been prepared in accordance with the first sentence of this Section 2.5(a). In connection with such review, Buyer and its accountants shall have the right to review the worksheets and other back-up documentation relating to the preparation of the Special Purpose 1997 Financial Statement and the auditors' work papers thereon, to consult with representatives of Arthur Andersen and Seller in connection therewith and to review books and records of Seller relevant to the preparation of the Special Purpose Financial Statement. If, within such 9-day period, Buyer has not given Seller written notice of an objection to such statement, then the Special Purpose 1997 Financial Statement shall be final, binding and conclusive on the parties. If Buyer asserts, in good faith, that the Special Purpose 1997 Financial Statement has not been prepared as described in the first sentence of
          Section 2.5(a), it must notify Seller in writing in reasonable detail of the issues it disputes (the "Disputed Issues") and the basis therefor within such 9-day period. If Buyer and Seller are unable to reach agreement regarding the Disputed Issues within 5 calendar days after the giving of such notice by Buyer, then the Disputed Issues shall be submitted to Deloitte & Touche LLP, independent public accountants, or such other reputable independent accounting firm as the parties may agree (the "Accountants") for resolution, the Accountants to act as experts and not as arbitrators. The review by the Accountants will be limited to the Disputed Issues. It is expressly agreed by the parties that any issues relating to the consistency of the Special Purpose 1997 Financial Statement with the 1996 Sterno Profit & Loss Statement as represented in the Certificate will not be submitted to the Accountants for resolution.

          If one or more Disputed Issues are submitted to the Accountants for resolution: (i) each party will furnish to the Accountants the work papers relating to the Disputed Issues and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants,
          (ii) the determination of the Disputed Issues by the Accountants, as set forth in a written notice delivered by the Accountants to both parties will be final, binding and conclusive on the parties; and
          (iii) Buyer and Seller shall each bear 50% of the fees of the Accountants for such determination.

          The parties will instruct the Accountants to deliver their written determination no later than the tenth calendar day after the Disputed

          Issues are submitted to the Accountants. Upon delivery of such written determination, the Special Purpose 1997 Financial Statement, adjusted in accordance with such determination, shall be final, binding and conclusive on the parties.

          The time periods for preparation, review and dispute resolution regarding the 1997 Special Purpose Financial Statement set forth in this Section 2.5(a) are intended to permit Seller to finalize the financial statements to be prepared by it pursuant to Section 5.1(a)(ii) for filing by Parent with the Securities and Exchange Commission without any dispute regarding the 1997 Special Purpose Financial Statement pending between the parties. Buyer acknowledges that Seller shall not be required to finalize and deliver the financial statements referred to in Section 5.1(a)(ii) while any such dispute is pending.

          Buyer agrees that any confidential information obtained by it regarding businesses of Seller other than the Business pursuant to the review and dispute resolution procedures set forth above in this
          Section 2.5(a) shall be subject to the confidentiality provisions of
          Section 9.10 of the Transition Agreement.


          (b) (i) If the 1997 operating profit of the Business as shown on the Special Purpose 1997 Financial Statement is less than $10,297,000, then Seller shall pay to Buyer as an adjustment to the Purchase Price an amount equal to 6.4 multiplied by the difference between $10, 297,000 and such 1997 operating profit, together with interest on such amount at the rate of 7% from the Closing Date to the date paid (the "Purchase Price Adjustment"). The amount of the Purchase Price Adjustment, if any, shall be deemed final, binding and conclusive at the same time as the Special Purpose 1997 Financial Statement is deemed final, binding and conclusive pursuant to Section 2.5(a). A Purchase Price Adjustment, if any, shall become due and payable within two business days after it has become final, binding and conclusive, provided, however, Seller's obligation to pay such Purchase Price Adjustment shall be deemed satisfied if either Buyer or Seller has requested distribution of the Escrow Funds to Buyer in the amount of the Purchase Price Adjustment in accordance with the terms and conditions of the Escrow Agreement referred to in Section 2.5(d)
          below.   Notwithstanding the foregoing, if any Purchase Price
          Adjustment payable by Seller to Buyer pursuant to Section 2.5(b)(i) exceeds the amount contained in the Escrow Account, Seller shall remain obligated to pay such excess to Buyer within two business days after such Purchase Price Adjustment is deemed final, binding and conclusive pursuant to this Section 2.5.

                 (ii) If the 1997 operating profit of the Business as shown on the Special Purpose 1997 Financial Statement is greater than or equal to $10,297,000, then Seller shall not be obligated to pay any amount as Purchase Price Adjustment to Buyer.

                 (iii) If Seller pays a Purchase Price Adjustment to Buyer pursuant to Section 2.5(b)(i) above, the deductible set forth in Section 9.2(b) for indemnification claims by Buyer under this Agreement shall be increased by the amount of such adjustment.

          (c) Buyer's sole and exclusive remedy for any breach of the representation and warranty set forth in the Certificate regarding consistency of the Special Purpose 1997 Financial Statement and the 1996 Sterno Profit & Loss Statement will be pursuant to the indemnification provisions of Article IX, including without limitation the survival limitations and deductibility provisions set forth therein, provided, however, to the extent Buyer has received a Purchase Price Adjustment under Section 2.5(b)(i), it shall not be allowed to recover again under Article IX with respect to the same underlying circumstances or assertions. In addition, Buyer agrees it shall not have a claim for indemnification for breach of the representation and warranty set forth in the Certificate to the extent any such claim relates to allocated costs of the Business that are not relevant to Buyer's ongoing operation of the Business because, for example, Buyer will operate the Business in a different manner, because Buyer's cost structure regarding such items will be different, or for similar reasons.

          (d) At Closing, Buyer shall deposit $5,000,000 of the Purchase Price (the "Escrow Funds") into an escrow account (the "Escrow Account") maintained with a mutually agreed upon independent escrow agent (the "Escrow Agent"). Such Escrow Funds will be held for, and interest earned in such Escrow Funds will be paid to, the Escrow Agent for distribution to Seller or Buyer as specified in an escrow agreement substantially in the form of Exhibit C hereto (the "Escrow Agreement") to be executed by Buyer, Seller and the Escrow Agent. Seller and Buyer agree that the Escrow Account shall be used to satisfy any obligations of Seller set forth in Section 2.5(b)(i), and, if and to the extent that not all the Escrow Funds are used to satisfy obligations of Seller pursuant to Section 2.5(b)(i), shall be released by the Escrow Agent to Seller in accordance with the terms of the Escrow Agreement. Notwithstanding the foregoing, if any Purchase Price Adjustment payable by Seller to Buyer pursuant to Section 2.5(b)(i)
          exceeds the amount contained in the Escrow Account, Seller shall remain obligated to pay such excess to Buyer within two business days after such Purchase Price Adjustment is deemed final, binding and conclusive pursuant to this Section 2.5.


     5. Section 5.18 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

          "Section 5.18. WAREHOUSE. On or before February 28, 1998, Seller shall remove all products relating to businesses other than the Business from the warehouse facilities of Seller located in Texarkana, Texas."

     6. A new Section 5.22 is hereby added to the Purchase Agreement, to read in its entirety as follows:

          "Section 5.22. PREPAID EXPENSES. Promptly after the Closing Date, Buyer shall refund to Seller any and all prepaid expenses described in
     Section 2.2(d)(ix) hereof prior to the Closing. Such prepaid expenses shall be set forth in a schedule delivered to Buyer by Seller at the Closing."

     7. Schedule 6.4 of the Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Schedule 6.4 of this Amendment.

     8. Section 7.4 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

     "Section 7.4. OTHER AGREEMENTS. Buyer, Seller and , to the extent applicable, the Escrow Agent, shall have executed and delivered the License Agreement, the Transition Services Agreement and the Escrow Agreement."


     9. A new Section 8.5 of the Purchase Agreement is hereby added, to read in its entirety as follows:

     "Section 8.5. ESCROW AGREEMENT. Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement."

     10. A new Exhibit C, in the form attached hereto, is hereby added to the Purchase Agreement.

     11. A new Exhibit D, in the form attached hereto, is hereby added to the Purchase Agreement.

     12. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this paragraph, provided receipt of copies of such counterparts is confirmed.

     13. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

     14. Except as specifically amended hereby, the Purchase Agreement is ratified and confirmed in its entirety.

     15. Any provision of this Amendment which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed and delivered by its proper and duly authorized officer as of the day first above written.





                                        COLGATE-PALMOLIVE COMPANY


                                        By: /s/ Dennis J. Hickey
                                           ---------------------------
                                             Name:  Dennis J. Hickey
                                             Title:



                                        CANDLE CORPORATION OF AMERICA


                                        By: /s/ Bruce D. Kreiger
                                           ---------------------------
                                             Name:  Bruce D. Kreiger
                                             Title: Vice President

                                     *    *    *


     The undersigned hereby agrees to cause Buyer promptly to fulfill all of its obligations under the Purchase Agreement, as amended hereby, and guarantees the performance by Buyer of its obligations under the Purchase Agreement, as amended hereby.

                                        BLYTH INDUSTRIES, INC.


                                        By: /s/ Bruce D. Kreiger
                                           ---------------------------
                                             Name:  Bruce D. Kreiger
                                             Title: Vice President

                                   ESCROW AGREEMENT


          ESCROW AGREEMENT dated as of December___, 1997, among CANDLE CORPORATION OF AMERICA, a New York corporation (the "Buyer"), COLGATE-PALMOLIVE COMPANY, a Delaware corporation (the "Seller"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as escrow agent (the "Escrow Agent").

          WHEREAS, as of September 30, 1997, the Buyer and the Seller entered into a Purchase Agreement, as amended by Amendment No. 1 dated as of December 31, 1997 (as so amended, the "Purchase Agreement") pursuant to which the Buyer will purchase the Assets (as defined in the Purchase Agreement);

          WHEREAS, it is a condition precedent to the closing under the Purchase Agreement that the parties hereto enter into this Agreement;

          WHEREAS, the Buyer and the Seller have agreed that a portion of the Purchase Price (as defined in the Purchase Agreement) shall be paid into escrow by the Buyer in order to satisfy, in whole or in part, any purchase price adjustment owed by the Seller to the Buyer as provided in Section 2.5(b)(i) of the Purchase Agreement; and

          WHEREAS, concurrently herewith the Buyer is depositing $5,000,000.00 (together with any income thereon or accretions thereto as provided herein, being referred to as the "Escrow Funds") into escrow pursuant to Section 2.5 of the Purchase Agreement.

          NOW, THEREFORE, in consideration of the execution of the Purchase Agreement and the agreements herein contained the parties agree as follows:

          1.   ESCROW FUNDS.

               (a) The Escrow Agent is hereby appointed as escrow agent to hold and dispose of the Escrow Funds in accordance with the terms of this Agreement.

               (b) The Buyer shall deposit the Escrow Funds with the Escrow Agent. The Escrow Agent will hold, invest and dispose of the Escrow Funds in accordance with the terms and conditions hereof. Money deposited under this Escrow Agreement shall be invested (and interest, when received, shall be reinvested) in the Federated Cash Fund (the "Fund") (provided that prior to January 2, 1998, money deposited under this Escrow Agreement shall be deposited in United States Treasury obligations or commercial paper maturing no more than 270 days from the date of investment therein, at the time of investment therein, having the highest rating by a nationally recognized credit rating agency). The Seller and the Buyer understand that the Escrow Agent shall receive a fee directly from the Fund, which can range from a minimum of .35 of 1% up to a maximum of .60 of 1% as compensation to offset some of the costs incurred by the Escrow Agent in providing Fund-related functions such as subaccounting, income disbursing agent, servicing agent and other administrative tasks. Such fees shall be charged against the Fund's management expenses and will not decrease the rate of return from the Fund. The Escrow Agent shall maintain records setting forth (i) investments of the Escrow Funds; (ii) the market value of the Escrow

Funds as determined from time to time; (iii) all income or accretions to and distributions from the Escrow Funds; and (iv) such other information as may be required for the administration of this Escrow Agreement. All income or accretions to the Escrow Funds shall be treated as additional Escrow Funds pursuant to this Escrow Agreement.


          2. CLAIMS AGAINST ESCROW FUNDS. The conditions of the escrow are as follows:

               (a) The Escrow Agent shall deliver to Buyer such amount of the Escrow Funds, if any, which are due and payable to Buyer as a "Purchase Price Adjustment" pursuant to Section 2.5 of the Purchase Agreement, once such Purchase Price Adjustment has become final and binding under the terms and conditions of such Section 2.5 of the Purchase Agreement, and shall deliver the balance of the Escrow Funds, if any, to Seller, subject to the remaining provisions of this Section 2.

               (b) Either Buyer or Seller may request distribution of the Escrow Funds as specified in Section 2(a) by delivering in accordance with
Section 4.2 of this Agreement to each of the Escrow Agent and the other party (using the same method of delivery) a duly executed certificate in the form of Annex I hereto (a "Distribution Certificate"). If the Escrow Agent does not receive written notice of an objection from Seller, in the case where Buyer delivers a Distribution Certificate, or from Buyer, in the case where Seller delivers a Distribution Certificate, in each case substantially in the form of Annex II attached hereto, specifying in reasonable detail the reasons for its objection (an "Objection"), within fifteen (15) days after receipt by the Escrow Agent of such Distribution Certificate, then within two (2) business days after the expiration of such 15-day period, the Escrow Agent shall distribute the Escrow Funds as specified in such Distribution Certificate. If the Escrow Agent receives an Objection within fifteen (15) days after receipt by the Escrow Agent of a Distribution Certificate, the Escrow Agent shall retain the Escrow Funds and shall release them only in accordance with Section 2(d) below.

               (c) Promptly upon receipt of a Distribution Certificate or an Objection, the Escrow Agent shall deliver a copy of such Distribution Certificate or Objection to Buyer, if Seller sent such document, or to Seller, if Buyer sent such document.

               (d) It is understood and agreed that if any Objection is filed as provided in Section 2(b) hereof, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, the portion of the Escrow Funds that are subject to the Objection until such dispute shall have been settled (i) by mutual agreement by the parties concerned, to be evidenced by written distribution instructions of the Buyer and Seller to the Escrow Agent, or (ii) by delivery to the Escrow Agent of a written notice, substantially in the form of Annex III attached hereto, executed by the Buyer or the Seller instructing the Escrow Agent as to the distribution of the Escrow Funds, and attaching a decision of the Accountants (as defined in the Purchase Agreement) pursuant to the provisions of Section 2.5 of the Purchase Agreement.

          3.   CONCERNING THE ESCROW AGENT.

               (a) The Escrow Agent shall be compensated annually in accordance with the fee schedule set forth in Exhibit A attached hereto and reimbursed by the Buyer and the Seller (in equal amounts) for all reasonable out-of-pocket expenses, disbursements and advances (including reasonable attorneys' fees and expenses actually incurred by the Escrow Agent in connection with the use of outside attorneys) incurred or made by the Escrow Agent in the performance of its duties hereunder. Such fees, costs, and expenses may include the allocated cost of internal counsel as the Escrow Agent shall determine in its sole discretion in connection with the interpretation or administration of this Escrow Agreement and/or any litigation, disputes or claims arising hereunder. The parties agree that the Escrow Agent shall be entitled to seek the advice of counsel of its choosing as to the proper tax treatment of this escrow if, prior to January 15, 1998, the Escrow Agent shall not have received an opinion of counsel to the Buyer as to such tax treatment, in form and substance reasonably satisfactory to the Escrow Agent. The fees for such advice shall be paid by the Buyer. If the Escrow Agent's compensation, fees, cost, expenses or attorneys' fees provided for herein are not promptly paid, the Escrow Agent shall have the right to reimburse itself from the Escrow Funds.

               (b) The Escrow Agent may resign at any time by giving notice of such resignation to the Seller and the Buyer specifying a date not less than 10 business days following the date of such notice when such resignation shall take effect. Upon such notice, a successor escrow agent shall be appointed by the Buyer, with the concurrence of the Seller not to be unreasonably withheld, such successor escrow agent to become the Escrow Agent hereunder upon the resignation date specified in such notice. The Buyer and the Seller (with each other's concurrence, not to be unreasonably withheld) may at any time appoint a new escrow agent by giving notice thereof to the Escrow Agent then acting. The Escrow Agent shall continue to serve until its successor accepts such appointment and receives the Escrow Funds. In the event a successor escrow agent shall not have been appointed within thirty (30) days after the Escrow Agent provides its notice of resignation, the Escrow Agent may, at the expense of the Buyer, petition a court of competent jurisdiction for the appointment of a successor escrow agent.

               In addition to the above provisions, the Escrow Agent may resign at any time and appoint as successor escrow agent any entity to which the Buyer consents to act as successor escrow agent, and in which the Seller shall concur, such consent and concurrence not to be unreasonably withheld.

               It is understood and agreed that in all events and notwithstanding anything herein to the contrary, any successor escrow agent hereunder shall be a nationally recognized banking institution or trust company.

               (c) The Escrow Agent undertakes to perform only such duties as are specifically set forth in this Agreement and is not charged with any duties or responsibilities in connection with any other document or agreement, including, but not limited to, the Purchase Agreement. The Escrow Agent shall not be liable for any acts or omissions by it of any kind unless caused by its own misconduct, bad faith or gross negligence, and shall be entitled to rely upon, and shall be protected in relying upon, (i) any written notice (including, without limitation, the written notices contemplated hereby), instrument or signature believed by it exercising good faith to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so and
(ii) the advice of counsel (which may be of the Escrow Agent's own choosing). The Escrow Agent shall have no responsibility for the contents of any writing submitted to it under this Agreement and shall be entitled reasonably to rely in good faith upon the contents thereof. The Escrow Agent shall not inquire into or consider whether a claim complies with the terms of the Purchase Agreement. The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Escrow Agent be responsible or liable in any respect on the account of the identity, authority or rights of the persons executing or delivering or reporting to execute or deliver any such document, security or endorsement or this Escrow Agreement.

               (d) The Buyer and the Seller agree, jointly and severally, to indemnify the Escrow Agent and to hold it harmless against any and all liabilities incurred by it under this Agreement as a consequence of their respective actions, except for liabilities incurred by the Escrow Agent resulting from its own misconduct, bad faith or gross negligence. This right of indemnification shall survive the termination of this Escrow Agreement, and the removal or resignation of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall also be paid by the Buyer and the Seller.


          4.   GENERAL PROVISIONS.

               4.1 CERTAIN DEFINITIONS Certain Definitions. As used in this Agreement, capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement. It is agreed by and between the parties that capitalized terms not defined herein shall be for reference by parties other than the Escrow Agent.

               4.2 NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered, or express mail, postage and/or charges prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied, telegraphed or telexed, or if mailed, two days after the date of mailing, as follows:

               (i)  if to the Buyer, to it:

                    Candle Corporation of America
                    c/o Blyth Industries
                    100 Field Point Road
                    Greenwich, Connecticut 06830
                    Telecopier: (203) 661-1965
                    Attention: Chairman

                    with a copy (which shall not constitute notice) to:

                    Finn Dixon & Herling LLP
                    One Landmark Square
                    Stamford, Connecticut 06901
                    Telecopier: (203) 348-5777
                    Attention:  Harold B. Finn III, Esq.


               (ii) if to the Seller, to:

                    Colgate-Palmolive Company
                    300 Park Avenue
                    New York, New York 10022
                    Telecopier: (212) 310-3230
                    Attention:     Andrew D. Hendry, Esq.

                                   Senior Vice President,
                                   General Counsel
                                   and Secretary

                                   and

                                   Dennis J. Hickey
                                   Executive Vice President and Chief Financial
                                   Officer - Colgate U.S.

               (iii)     if to the Escrow Agent, to it:

                         Bank of America National Trust and Savings Association Personal Trust Administration
                         Attention: Elliott L. Powell, Vice President
                         231 South LaSalle Street, Suite 240
                         Chicago, Illinois  60697
                         Telecopy: (312) 987-0806

Whenever under the terms hereof, the timing for giving a notice or performing an act falls upon a Saturday, Sunday, or holiday, such time shall be extended through the next business day.

               4.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto. Nothing contained herein shall limit the liability of the Seller pursuant to Section 2.5 of the Purchase Agreement to the extent that the amount of the Buyer's claims under Section 2.5(b)(i) of the Purchase Agreement exceed the amount of the Escrow Funds.

               4.4 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty, or any failure to perform or comply with any covenant or agreement, contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or failure is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement as to which there is no inaccuracy, breach or failure.

               4.5 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with and subject to, the laws of the State of Illinois without giving effect to principles of conflicts of laws thereof.

               4.6 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               4.7 NO ASSIGNMENT. This Agreement is not assignable except by operation of law (and shall be binding upon any successor by operation of law, including the executors, estates or other legal representatives of any party, as if such successors were original signatories hereto). The Seller shall not sell, transfer, pledge, hypothecate or otherwise dispose of, or agree to dispose of, any portion of the Escrow Funds, or any interest therein, prior to the distribution of such Escrow Funds in accordance with the terms hereof.

               4.8 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

               4.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

               4.10 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

               4.11 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                    CANDLE CORPORATION OF AMERICA



                    By:
                         -------------------------------
                         Name:
                         Title:



                    COLGATE-PALMOLIVE COMPANY



                    By:
                         -------------------------------
                         Name:
                         Title:




                    BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                    ASSOCIATION, as escrow agent


                    By:
                         --------------------------------
                         Name:
                         Title:

                                                                         ANNEX I


                                     CERTIFICATE

     The undersigned, [Buyer] [Seller], a _____________ corporation, hereby, certifies as follows:

     1. With reference to the Purchase Agreement, as amended by Amendment No. 1 dated as of December 31, 1997, between Candle Corporation of America, a New York corporation ("Buyer"), and Colgate-Palmolive Company, a Delaware corporation ("Seller"), (the "Purchase Agreement"), the amount of the Purchase Price Adjustment, as defined in the Purchase Agreement, has become final and binding under the terms and conditions of Section 2.5 of the Purchase Agreement.

     2. _______________________ ("the Escrow Agent") is hereby authorized and directed to distribute the Escrow Funds as follows:

     (i) $___________ to Buyer by certified check to its address as set forth in the Escrow Agreement, or in immediately available funds by wire transfer to such account as Buyer shall notify you in writing reasonably in advance of the distribution of such funds.

     (ii) $___________ to Seller by certified check to its address as set forth in the Escrow Agreement, or in immediately available funds by wire transfer to such account as Seller shall notify you in writing reasonably in advance of the distribution of such funds.

          IN WITNESS WHEREOF, the undersigned has executed this certificate as of the ___ day of ____.

                                   [              ]


                                   By:  _________________________

                                                                        ANNEX II


                                      OBJECTION

     Date:_______________________


To:  [           ], as Escrow Agent

cc:  [      ]

Re: Escrow Agreement (the "Escrow Agreement"), dated as of December 31, 1997, among Candle Corporation of America, a New York corporation (the "Buyer"), Colgate-Palmolive Company, and the Escrow Agent

Ladies and Gentlemen:


     This Objection is delivered pursuant to Section 2(b) of the Escrow Agreement. You are hereby notified that the undersigned hereby disputes the Certificate dated ___________, ____, delivered to you by ___________, because:
[reasons for objection to be inserted].

     You are hereby authorized to retain the portion of the Escrow Funds that are subject to this Objection until you receive one of the notices specified in
Section 2(d)(i) or (ii) of the Escrow Agreement.
                                   Very truly yours,


                                   [          ]


                                   By:  _________________________

                                                                       ANNEX III


                                   NOTICE OF CLAIM

     Date:_______________________



To:  [            ], as Escrow Agent

cc:  [Colgate-Palmolive Company] [Candle Corporation of America]

Re: Escrow Agreement (the "Escrow Agreement"), dated as of December 31, 1997, among Candle Corporation of America, a New York corporation (the "Buyer"), Colgate-Palmolive Company, and the Escrow Agent

Ladies and Gentlemen:


     This notice is delivered pursuant to Section 2(d)(ii) of the Escrow Agreement. Attached hereto is a decision of the Accountants pursuant to Section
2.5 of the Purchase Agreement. Capitalized terms used herein shall have the meanings ascribed thereto in the Escrow Agreement.

     The Escrow Agent is hereby authorized and directed to distribute the Escrow Funds as follows:

     (i) $___________ to Buyer by certified check to its address as set forth in the Escrow Agreement, or in immediately available funds by wire transfer to such account as Buyer shall notify you in writing reasonably in advance of the distribution of such funds.

     (ii) $___________ to Seller by certified check to its address as set forth in the Escrow Agreement, or in immediately available funds by wire transfer to such account as Seller shall notify you in writing reasonably in advance of the distribution of such funds.

                                   Very truly yours,


                                   [CANDLE CORPORATION OF AMERICA]
                                   [COLGATE-PALMOLIVE COMPANY]



                                   By:  _________________________

                                      EXHIBIT D

                              Colgate-Palmolive Company

                               OFFICER'S CERTIFICATE


     On this ____ day of _____,1998, the undersigned, ___________, does hereby certify that he is the duly appointed and presently incumbent [insert title] and is authorized to execute and deliver this Certificate pursuant to Section 2.5(a) of the Purchase Agreement, dated as of September 30, 1997, as amended as of December 31, 1997 (the "Purchase Agreement"), by and between Colgate-Palmolive Company, a Delaware corporation (the "Company"), and Candle Corporation of America, and does hereby further certify that:

     1. The 1997 Special Purpose Financial Statement (as such term and all other capitalized terms used herein without definition are defined in the Purchase Agreement) attached hereto as Exhibit A, taken in its entirety, has been prepared on a basis consistent in all material respects with the Sterno Profit and Loss Statement for the year ended 1996 that is set forth as Attachment A to Schedule 3.2 to the Purchase Agreement.

     2. This Certificate is being delivered to Buyer only for the purpose set forth in Section 2.5(c) of the Purchase Agreement and is subject to all the terms and conditions set forth in the Purchase Agreement.


     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first above written.



                                   By:
                                        -------------------------
                                   Name:
                                   Title:

                                          14